Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.

FORM SB-2
REGISTRATION STATEMENT
Under the Securities Act of 1933

SAFE RX PHARMACIES, INC.
(Exact name of registrant as specified in its charter)

Nevada (State of incorporation)	75-296506-5 (I.R.S. Employer Identification Number)

503 E. Fourth Street South Point, Ohio 45680 740-377-9354 (Address and telephone number of Registrant's principal executive office)	5912 (Primary Standard Industrial Classification Code Number)	W. Kent Freeman 503 E. Fourth Street South Point, Ohio 45680 740-377-9354 (Name, address and telephone number of agent for service)

With a copy to:
Lee Polson
Strasburger & Price, LLP
600 Congress Avenue, Suite 1600
Austin, Texas 78701
Telephone: (512) 499-3600
Facsimile: (512) 536-5719

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

Calculation of Registration Fee
Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value	244,000	$0.80	$ 195,200	$ 20.89
Common Stock issuable on conversion of Series A preferred stock (2)	475,147	$0.80	$ 380,118	$ 40.67
Common Stock underlying Class A Warrants (3)	695,946	$1.00	$ 695,946	$ 74.47
Common Stock underlying Class B Warrants (3)	632,262	$2.00	$ 1,264,524	$ 135.30
Common Stock underlying Class C Warrants (3)	804,121	$3.00	$ 2,412,363	$ 258.12

Total	2,851,476		$4,948,151	$ 529.45

(1)       Pursuant to Rule 416 under the Securities Act of 1933, these shares include an indeterminate number of shares of common stock issuable as a result of stock splits, stock dividends, recapitalizations or similar events.

(2) Estimated solely pursuant to Rule 457(o) solely for the purpose of calculating the registration fee.

(3)       The proposed maximum offering price per share was determined in accordance with Rule 457(g) under the Securities Act of 1933, under which rule the per share price is estimated by reference to the exercise price of the securities.

(4)       Warrants to be issued to former shareholders of Signature Healthcare, Inc., after the effective date of this registration statement. Pursuant to Rule 457(g), no registration fee is being paid for the warrants, which are also being registered in this registration statement.

The Registrant amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant files a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement becomes effective on such date as the Commission may determine.

Information contained in this registration statement is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

PROSPECTUS

(Subject to Completion, dated December 14, 2006)

2,851,476 Shares
SAFE RX PHARMACIES, INC.
Common Stock

This prospectus relates to 2,851,476 shares of our common stock that may be offered and sold from time to time by the selling shareholders listed under Selling Security Holders, page *. We will not receive any of the proceeds from the sale of the common stock offered by this prospectus; however, we will receive the proceeds from the exercise of any warrants exercised by the selling shareholders for shares being offered by this prospectus. We will pay the costs of registering these shares under the prospectus, including legal fees. The selling shareholders will pay any sales commissions incurred in connection with their sales.

See Risk Factors beginning on page 2 for a discussion of factors that should be considered by prospective purchasers of our stock, including:

*	A history of operating losses;
*	The highly competitive nature of the retail prescription drug business;
*	Dependence on our management; and
*	Volatility, low price and low trading volume of our shares.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

December 14, 2006

SAFE RX PHARMACIES, INC.
503 E. Fourth Street
South Point, Ohio 45680
740-377-9354

2,851,476 Shares of Common Stock

summary of the company and this offering

This Prospectus contains certain forward-looking statements within the meaning of the federal securities laws. Actual results could differ materially from those projected in the forward-looking statements due to a number of factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

The Company

We were incorporated in Nevada in 2001 as Signature Healthcare, Inc. From 2001 to 2005, our business plan was to seek to enter into a business combination with and entity that had ongoing operations through a reverse merger or similar transaction.

In 2005 we entered into an agreement to merge with Safescript of Ohio, Inc. ("Safescript Ohio"), in a transaction in which we were the surviving corporation, although for accounting purposes the transaction was treated as a reverse merger in which Safescript Ohio was treated as the surviving corporation. Safescript Ohio was incorporated in Ohio in 2002. From its inception Safescript Ohio has been in the business of owning and operating retail dispensing pharmacies. Since beginning business, Safescript Ohio has operated one retail pharmacy in Huntington, West Virginia. The merger was consummated in July 2006. In the merger, we changed our name to Safe Rx Pharmacies, Inc. In this prospectus, the terms, "we," "us", "our" and the "Company" refer to Safe Rx Pharmacies, Inc.

We have not been issued a trading symbol, and to date, our common stock has not been quoted for sale.

The Offering

Common stock being offered:	2,851,476*

Common stock to be outstanding after this offering:	12,595,736**

Offering price:

The selling stockholders will offer the shares of common stock to which this prospectus relates at a price of $0.80 per shares until our common stock is quoted on the Over-the-Counter Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices.

Use of proceeds:	None; however, we may receive up to $4,372,833 on the exercise of outstanding warrants to purchase stock that are being registered.

* The offering includes 2,132,329 shares issuable on the exercise of outstanding warrants and 475,147 shares issuable on conversion of preferred stock.

**The fully diluted total number of share to be outstanding includes 651,625 common shares outstanding as of November 15, 2006, 6,965,625 shares issuable on the exercise of outstanding warrants and 4,978,486 shares issuable on conversion of preferred stock.

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RISK FACTORS

Investment in our common stock involves a high degree of risk. You should carefully consider the risks described below together with all of the other information in this prospectus before making an investment decision. If any of the following risks actually occur, our business, financial condition or operating results could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Our business is heavily regulated. We must comply with these regulations to stay in business, and changes in regulations can affect our profitability.

Pharmacies such as ours are heavily regulated by state and federal governments. We must have a license from the state to operate a pharmacy. We must maintain a license from the Drug Enforcement Agency to dispense Class 2 drugs, which are a primary focus of our business. Class 2 drug sales also require additional record keeping and reporting. Failure to comply with these laws and regulations could subject us to fines and penalties as well as to closure of our business by licensing authorities. Changes in government regulations could increase our cost of doing business or require alterations that would make our existing electronic prescription refill business unprofitable or impractical. See, Regulation, page 10.

We depend on an outside party to provide the electronic communication support for our wireless subscription writing system. If that system fails or if our provider stops supporting our system, our business model will fail.

We depend on Network Technology, Inc. ("RxNT"), to provide the electronic communications system on which our wireless prescription service depends. If their system fails or they stop providing services to us, we would be unable to continue serving our customers until the system is repaired or we find a replacement. Such a development could cause a loss of customers and business or could jeopardize our ability to continue in business.

We have depended on one pharmaceutical distributor for our inventory, and our business could be harmed if our relationship with the distributor is ended.

In 2005, we purchased all of our inventory from AmerisourceBergen Corp. In 2006, we began to use a second supplier for a small amount of drugs, but we continue to use AmerisourceBergen for nearly all inventory. We believe that other suppliers could provide our inventory needs if our relationship with AmerisouceBergen ended or changed dramatically, but we cannot be sure that we could obtain the same price, terms, or quality of service from another supplier, and thus a change in our relationship with our main supplier could harm our business.

In particular, AmerisourceBergen has extended a trade credit policy to us which has been instrumental in our growth. Loss of AmerisourceBergen as a credit source could severely constrain our ability to finance drug inventory purchases.

We depend on health insurance and other third party payors to pay for drugs, and changes in insurance or government health programs could damage our ability to sell drugs profitably.

Nearly all of our pharmacy sales are to customers whose medications are covered by health benefit plans and other third party payors. Health benefit plans include insurance companies, government health programs, workers compensation, self-funded ERISA plans, health maintenance organizations, health indemnity insurance and other similar programs. In general, a health benefit plan agrees to pay for all or a portion of a customer's eligible prescription purchases. Any significant loss of third party payor business for any reason could have a material adverse effect on our business and results of operations. These third-party payors could unilaterally change how they reimburse us, without our prior approval, for the prescription drugs we now provide to their members. If third party payors reduce their reimbursement levels or if Medicare or state Medicaid programs cover prescription drugs at lower reimbursement levels, our margins on sales would be reduced and our profitability would be adversely affected. Additionally, there is no guarantee that health benefit plans will contract with us for our services.

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Recent and Projected Changes in Medicare and Medicaid will require that we increase our pharmacy script volumes to achieve profitability.

On January 1, 2006, Medicare reformed prescription drug coverage for seniors. During the first six months of 2006, Medicare Part D materially affected our business by (1) reducing our cash sales to customers not covered by third party payors and (2) lowering the reimbursement price we received from Medicare reimbursements to fill these prescriptions which were now covered by Medicare.

On January 1, 2007, Medicaid will reduce the reimbursement prices for filling prescriptions with generic drugs. We expect that the price reduction will be offset by payments by state Medicaid of prescription drug coverage dispensing fees for processing generic drug prescriptions. Any delay in implementation of the dispensing fee payment programs by state Medicaid programs could reduce our income from dispensing generic drugs.

Both of these changes require that we increase our pharmacy script volumes to make up for price reductions from these two government healthcare programs. We cannot be sure that we will be able to achieve the necessary volume increases.

If physicians do not embrace our prescription technology as an effective way to prescribe medication, we will not be able to execute our business plan.

Our business plan depends on the acceptance of our wireless prescription service by physicians as an effective way to prescribe medication, particularly medication for chronic pain, to patients who have long term medication needs. If physicians do not embrace this technology, we would likely fail to achieve our business objectives and ultimately fail to grow and prosper. Wireless prescription technology is relatively new, and we cannot predict whether physicians will depart from their traditional paper prescriptions to use our services.

There is substantial doubt about our ability to continue as a going concern.

Our independent public accounting firm issued a "going concern opinion" in their report on our audited financial statements dated December 31, 2005 and 2004, wherein the accountants stated that the accompanying financial statements were prepared assuming the Company will continue as a going concern. As discussed in Note 10 to the financial statements as of December 31, 2005 and 2004, we have suffered substantial losses in the current and past year and have a capital deficiency. These matters raise substantial doubt about our ability to continue as a going concern. Management's plan in regard to these matters is also described in Note 10 to the accompanying financial statements as of December 31, 2005. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Unless we succeed in generating additional sources of revenue, or obtaining additional capital, or restructuring its business, we are likely to deplete our net working capital reserves in the near future.

We will need additional capital to continue and expand operations.

We have depended on capital provided by financing provided by advances from our founder and investments in our stock by his friends and family. We likely must find additional capital of approximately $100,000, either in the form of loans or sale of more equity, to implement our business plan. The absence of additional capital will require us to scale back the implementation of our strategy and potentially cease active business operations until we can negotiate an alternative capital strategy.

Our largest shareholder controls the majority of our stock.

Our founder and president is our largest shareholder and owns over 60% of our outstanding capital stock. Since the capital stock does not have cumulative voting rights, our largest shareholder will be in a position to elect all of our directors and to control the outcome of all matters submitted to a vote of our stockholders.

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There is no market for our common stock and no assurance that one will develop.

A market for our common stock may never develop.  We currently plan to apply for quotation of our common stock on the NASD Over-the-Counter Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part.  However, our shares may never be quoted on the bulletin board or, if quoted, a public market may not materialize.  If our common stock is not quoted on the bulletin board or if a public market for our common stock does not develop, investors may not be able to re-sell the shares of our common stock that they have purchased and may lose all of their investment.

If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.

The selling shareholders are offering 2,851,476 shares of our common stock through this prospectus - 244,000 common shares, 475,147 shares issuable on conversion of preferred stock and 2,132,329 shares issuable on exercise of warrants.  We expect that nearly all of the convertible preferred stock being registered would convert to common when this registration statement becomes effective, and then those shares would be available for immediate sale. If all of the convertible preferred shares that are being registered converted to common, the converted shares would constitute 80% of our outstanding common stock (excluding the shares issuable on exercise of warrants). Our common stock is presently not traded or quoted on any market or securities exchange, but should a market develop, shares sold at a price below the current market price at which the common stock is quoted will cause that market price to decline.  Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall.

Our common stock may be subject to penny stock rules and regulations.

If and when a market for our common stock is established, it will most likely be on the OTC Bulletin Board or the Pink Sheets Electronic Quotation System, and it may be at relatively low per share prices. Federal rules and regulations under the Exchange Act regulate the trading of so-called penny stocks, which generally refers to low-priced (below $5.00), speculative securities of very small companies traded on the OTC Bulletin Board or in the pink sheets. Trading, if any, in shares of our common stock may be subject to the full range of penny stock rules. Before a broker-dealer can sell a penny stock, these rules require the broker-dealer to first approve the investor for the transaction and obtain from the investor a written agreement regarding the transaction. The broker-dealer must also furnish the investor with a document describing the risks of investing in penny stocks. The broker-dealer must also tell the investor the current market quotation, if any, for the penny stock and the compensation the broker-dealer will receive for the trade. Finally, the broker-dealer must send monthly account statements showing the market value of each penny stock held in the investor's account. If these rules are not followed by the broker-dealer, the investor may have no obligation to purchase the shares. Accordingly, these rules and regulations may make it more expensive and difficult for broker-dealers to sell shares of our common stock and purchasers of our common stock may experience difficulty in selling such shares in secondary trading markets.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under Risk Factors, About Safe RX Pharmacies, Inc., Management's Discussion and Analysis of Financial Condition and Results of Operations, and elsewhere in this prospectus, constitute forward-looking statements. These statements involve risks known to us, significant uncertainties, and other factors which may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by those forward-looking statements.

You can identify forward-looking statements by the use of the words "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential," "proposed," or "continue" or the negative of those terms. These statements are only predictions. In evaluating these statements, you should specifically consider various factors, including the risk factors outlined above. These factors may cause our actual results to differ materially from any forward looking statement.

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Although we believe that the exceptions reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

ABOUT SAFE RX PHARMACIES, INC.

Corporate History

Signature HealthCare, Inc.

Safe Rx Pharmacies, Inc., is a Nevada corporation which was incorporated on September 19, 2001, as Signature HealthCare, Inc. ("Signature"), a subsidiary of Signature Motorcars, Inc. In February 2002, 5,217,063 shares of Signature owned by Signature Motorcars, Inc., were distributed to the stockholders of Signature Motorcars, Inc., as a stock dividend. After the stock dividend, a total of 5,589,835 common shares of Signature were outstanding in the hands of approximately 1,700 stockholders.

From 2001 to 2005, Signature did not have nominal assets or operations. It was a shell company as that term is defined by Rule 12b-2 under the Securities Exchange Act of 1934 (the "Exchange Act"). It was also a "blank check" company, which SEC rules define as "any development stage company that is issuing a penny stock, within the meaning of Section 3(a)(51) of the Exchange Act, and that has no specific business plan or purpose, or has indicated that its business plan is to merge with an unidentified company or companies. Signature sought other businesses with which to merge but did not complete any mergers or acquisitions until June 2005, when it agreed to a reverse merger with Safescript of Ohio, Inc., which was consummated in July 2006, at which time the name of the company was changed to Safe Rx Pharmacies, Inc.

Safescript of Ohio, Inc.

Safescript Ohio was incorporated in Ohio on November 8, 2002. From its inception Safescript Ohio has been in the business of owning and operating retail dispensing pharmacies. Since 2003, Safescript Ohio has operated one retail pharmacy in Huntington, West Virginia.

Our current president, W. Kent Freeman, founded Safescript Ohio and served as its chief executive officer from inception until completion of the reverse merger with us in July 2006, at which time he became our president and chief executive. For accounting purposes, Safescript Ohio is deemed to be the surviving corporation in the reverse merger described below. Prior to the reverse merger, Safescript Ohio had 22 shareholders.

Reverse Merger

In June 2005, we entered into a Plan and Agreement of Merger with Safescript Ohio (the "Merger Agreement"). The Merger Agreement contained several conditions to consummation of the merger, described below. Because of delays in fulfilling all of the conditions of the Merger Agreement, the merger was not actually closed and consummated until July 2006. Because the assets, liabilities and operations of Signature were so small in comparison to Safescript, we have not included financial statements for Signature or pro forma financial statements showing the financial condition of the combined companies in this prospectus. Pro forma, combined financial statements, if prepared, would not be materially different than the Safe Rx financial statements for 2005, 2004 and the first nine months of 2006, except for the number of shares of capital stock outstanding after the merger.

Authority for and Approval of Merger

As required by the laws of Nevada, where we are incorporated, and Ohio, where Safescript Ohio was incorporated, the merger was approved by the directors and by a majority of the stockholders of each company. The merger statutes of Nevada and Ohio provided both Safescript Ohio stockholders and the Signature stockholders the right to dissent from the merger transaction and be paid the fair market value of their shares in cash, but no stockholders of either company dissented from the transaction.

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The merger was also conditioned upon receipt of warranties and representations from each party as to the organization and existence of each company, their power and authority to enter the transaction and the due authorization, binding effect and absence of conflicts with other laws or contractual relationships, regarding each company's consummation of the Merger Agreement.

Corporate Existence and Operations

In the merger, Safescript Ohio merged into Signature, which changed its corporate name to Safe Rx Pharmacies, Inc. Although we are the surviving corporate entity, for accounting purposes, Safescript Ohio is treated as the surviving corporation. Our corporate existence as Safe Rx continued under Nevada law after the merger, with all of our rights, powers and obligations unaffected by the merger. The separate corporate existence of Safescript Ohio ceased as a result of the merger, and we assumed all assets, liabilities, contracts and obligations of Safescript Ohio. All directors, officers, employees and agents of Safescript Ohio became our employees and agents.

Amended and Restated Articles of Incorporation

In the merger, we adopted amended and restated articles of incorporation which, in addition to minor, technical changes to the articles, made three substantive changes:
*	We changed our name to Safe Rx Pharmacies, Inc.;
*	We effected a one-for-twenty reverse stock split; and
*	We authorized a new class of 4,978,486 shares of Series A convertible preferred stock which was issued to the former Safescript Ohio shareholders in the merger.

Reverse Stock Split

The Merger Agreement provided for a one-for-twenty reverse stock split of the outstanding common stock of Signature, and the amended and restated articles of incorporation effected the reverse split. The reverse stock split converted 10,130,000 shares of our common stock outstanding immediately prior to the split into 506,500 post-split shares. No fractional shares were issued in the reverse split; adjustments that resulted in a fraction of a share were rounded up to the nearest whole share.

Merger Consideration - Preferred Stock and Warrants

The merger consideration in exchange for all of the outstanding shares of Safescript Ohio stock consisted of 4,978,486 shares of our Series A convertible preferred stock and warrants to purchase an additional shares of 6,750,000 shares of our common stock (the "merger warrants"), which were issued to the Safescript Ohio stockholders pro rata according to their Safescript Ohio share holdings.

The Series A convertible preferred stock was created by our amended and restated articles of incorporation. Series A preferred shares have voting, dividend, liquidation and other rights equal to our common shares and are convertible to common stock on a one-for-one basis beginning August 25, 2006 (sixty days after filing our amended and restated articles of incorporation with the Nevada Secretary of State).

We issued Series A preferred stock in the merger instead of common stock to facilitate the distribution of warrants between old and new stockholders as agreed in the merger. As part of the merger transaction, we also agreed to issue warrants to purchase 1,188,125 shares of common stock to our existing, pre-merger stockholders as a dividend (the "dividend warrants"). The dividend warrants will be issued to our pre-merger stockholders at a different per share ratio than the per share ratio at which the merger warrants were issued to Safescript Ohio shareholders as merger consideration. We used convertible Series A preferred stock as merger consideration to permit the dividend warrants to be issued when the merger was consummated, to common stockholders only, and not to the Series A preferred stockholders (the former Safescript Ohio stockholders) who became equity holders in the merger.

Both the merger warrants and dividend warrants were issued in three classes with differing exercise prices and expiration dates. The warrants are described in Description of Securities - Warrants, page 22.

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New Equity Investment

Shortly prior to the merger, Signature raised $50,000 from the sale of 62,500 shares of its common stock (after giving effect to the one-for-twenty reverse stock split) to one investor in a negotiated private placement. In connection with his work on the merger and the private placement, Signature issued William Miertschin 31,250 shares of common stock (post reverse split).

Other Provisions of the Merger Agreement

The Merger Agreement also provided that we would enter into a consulting agreement with Mr. Miertschin for other services during and after the merger, for which we agreed to issue 100,000 shares of our common stock (post reverse split) upon the initiation of trading of our stock on the OTC Bulletin Board.

Prior to closing, Safescript Ohio advanced $5,000 to Signature to assist in paying fees to an independent certified public accountant to audit Signature's financial statements.

We agreed to issue 9,500 shares of our common stock (post reverse split) to a consultant to Signature in connection with services provided to Signature.

Consummation of the merger was also conditioned upon Signature having cash on hand of at least $20,000 on the closing date of the merger. Both companies were required to provide audited financial statements for the years ended December 31, 2004 and 2003, prior to closing.

Safescript Ohio and its Directors and Signature were required to indemnify the other party to the merger against any loss, damages or expenses suffered by the other party as a result of any breach of the Merger Agreement or any inaccuracy in the representations and warranties made in connection with the merger.

Tax Treatment

The merger was designed to be a tax free exchange under Section 368(a)(1)(A) of the Internal Revenue Code, in which all of the outstanding equity securities of Safescript Ohio were exchanged for our equity securities in a statutory merger under the laws of Nevada and Ohio. No consideration other than stock and warrants was given to the Safescript Ohio stockholders in the merger.

Our Business

We are an independent pharmacy. Our first store location is in Huntington, West Virginia. We provide electronic prescription writing and secure internet transmission technology for physicians to communicate prescriptions to our store for patient pick-up. Our system offers secure, speedy preparation and delivery of prescription medication. We sell only prescription medication and do not offer other retail products such as make-up, greeting cards and film. We focus on delivery of pain medication which typically requires higher security than other medications and is, on the average, more expensive per script.

The Original Safescript System

Safescript Ohio was formed in 2002 to commercialize a pharmaceutical management system developed and licensed by RTIN Holdings, Inc. and its wholly owned subsidiaries, Safe Med Systems, Inc., and Safescript Pharmacies, Inc. Safescript Ohio entered a license agreement in which it obtained the exclusive right to exploit the pharmaceutical management system developed by RTIN, including patent-pending software and proprietary operating methodologies, in select population centers in parts of Ohio, Kentucky and West Virginia. This system offered participating physicians a wireless, paperless prescription transmission system to dedicated pharmacies, such as ours, which maintained an inventory of medications tailored to suit participating physicians' needs and offered delivery of medications to patients via mail or courier. Monthly activity reports were also supplied to participating physicians, enabling them to keep efficient patient records and verify that patients were actually picking up "what the doctor ordered."

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In March 2004, RTIN and its subsidiaries filed for Chapter 11 bankruptcy protection. Its assets were eventually purchased by SS Acquisitions, LLC in the bankruptcy proceedings. Safescript Ohio's license agreement with RTIN was terminated, and since then Safescript Ohio operated as an independent pharmacy. In the fall of 2004 Safescript Ohio installed its own software and technology and created its own proprietary call center, which is capable of functioning in multi-store operations. In April 2005, Safescript Ohio converted its software to Network Technologies ("RxNT"), a national software firm based in Maryland. The RxNT software offers a lower cost structure. The RxNT prescription prescribing system has been approved by the West Virginia State Board of Pharmacy.

In 2005, Safescript became a vendor for RxNT to participating doctors. As a vendor, we charge an annual fee for installing and maintaining the RxNT software at physician offices. We share the annual fee revenue with RxNT. We expect to charge an initial installation fee and thereafter charge monthly maintenance fees. There is a wireless handheld component; however, few of the physicians who sign up for our service choose to use it. The preferred method to transmit prescriptions to pharmacies is by desktop or laptop computers. To the extent that doctors would be willing to use the wireless handheld device, our pharmacy might receive more patient prescriptions. We do not have any exclusive territory rights as a vendor for RxNT. We have not generated significant revenues as an RxNT vendor to date and do not expect this activity to become a substantial aspect of our business.

Target Market - Pain Medications

Our business targets dispensing pharmaceutical products to patients who require medication for chronic pain management. Patients in this category are likely to require prescription medications more frequently and for longer periods of time than patients in most other medical categories. In order to access this target market, we will seek to establish and maintain relationships with physicians whose practices necessitate that they frequently prescribe medication to manage their patients' chronic pain. We do not pay physicians to transmit prescriptions to our pharmacy and physicians do not pay us to transmit prescriptions to our pharmacies, although we do receive monthly maintenance fees for maintaining the RxNT software.

We believe that physicians who write high volumes of pain medication prescriptions benefit from having access to a pharmacist available who is willing to stock a dedicated inventory of medication with electronic controls and a call center to screen patient requests for refills. Our call center takes requests directly from patients and electronically forwards them to the physician's office where the medical staff can electronically approve or reject the requests. Our system enhances physician productivity by reducing the number of incoming calls from patients to refill prescriptions. The reduction in phone calls allows physicians to redirect or reduce front office staff, resulting in cost savings and greater office efficiency.

Security

New and existing walk-in customers with original written prescriptions, signed by a medical doctor, may receive their medication when presented at the pharmacy. Patients with doctors using our prescribing system, need not present a written prescription (except for Class-2 medications) when their prescription has been securely sent from their doctor electronically. Our pharmacy system has been verified and observed by the West Virginia State Board of Pharmacy. For new prescriptions and refill requests, the patient calls our call center. The new prescription and/or refill request is sent electronically to the prescribing physician's office. Once the request has been made, the doctor, at their convenience, will answer the request and the prescription will be forwarded on to the pharmacy, again electronically.

Class-2 prescriptions are handled in much the same way; however, original "hard copy" written paper prescriptions, signed by a doctor, must be received by the pharmacy before the patient can receive the medication. The electronic confirmation documents the time and location of the refill and provides an electronic record for the physician, thus reducing the opportunity for patient abuse.

Major customers

Customers who are patients of doctors who are signed up with RxNT and use our call center are the bulk of our business. The pharmacy is also open for customers who "walk-in" their prescriptions. We regard physicians as our

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customers also since they are charged a fee for our service and it is through them with whom we form the relationships that result in drug sales, even though physicians never pay us to buy pharmaceutical products.

Within the past 90 days, approximately 226 physicians have transmitted prescriptions to our pharmacy through our web portal. Currently, we generate recurring business from approximately 67 physicians, and 8 of those physicians account for approximately 80% of all prescriptions filled at our pharmacies.

Nearly all of our pharmacy sales are to customers covered by third party payer plans such as insurance companies, health maintenance organizations, prescription benefit management companies, government agencies, workers' compensation, private employers or other managed care providers that agree to pay all or a portion of a customer's eligible prescription purchases. Any significant loss of third party payer business could materially damage our business and operating results.

Our pharmacy sales make up is comprised of the following approximate breakdown; 50% Medicaid, 20% Medicare, 15% cash, 10% health insurance/maintenance, private employers and other managed care providers, 5% customer co-pay.

Because Medicare makes up so much of our business, any change in the Medicare payment program for health care in general and prescription drugs in particular has a major impact on our business and profitability. Any cutbacks in Medicare benefits or administrative changes in the way Medicare reviews, approves, processes and pays for pharmaceutical products would have serious consequences for us.

On January 1, 2006, Medicare reformed prescription drug coverage. Medicare, Part D coverage resulted in broad acceptance among lower income individuals and seniors who signed up for this coverage. During the first six months of 2006, the impact of Medicare Part D was material to our business. Medicare Part D lowered the cash portion of our sales and lowered the reimbursement price received by our pharmacy to fill prescriptions.

On January 1, 2007, Medicaid will reduce the reimbursement prices they pay to pharmacies for filling prescriptions with generic drugs. This reduction in reimbursement should be offset by state Medicaid prescription drug coverage paying dispensing fees per script to pharmacies to. Any delay in the implementation of prescription dispensing fees to be paid by state Medicaid healthcare care programs could have a material impact on our business.

Principal Suppliers

In 2005 we purchased all of our inventory of prescription drugs from AmerisourceBergen Corp. In 2006, we began to use a second supplier for a small amount of drugs, but we continue to use AmerisourceBergen for nearly all inventory. We believe that the wholesale pharmaceutical distribution industry is highly competitive because of the consolidation of the pharmacy industry and the practice of certain large pharmacy chains to purchase directly form product manufacturers. We believe we could obtain most of our inventory from other distributors at competitive prices and terms if our relationship with AmerisourceBergen changed, but we cannot be sure that termination of our relationship with them would not adversely affect our ability to obtain pharmaceuticals on competitive terms.

We have entered into a written agreement with AmerisourceBergen for them to provide healthcare products and services to us. Under the agreement, all of our personal property is pledged as collateral for payment of the goods purchased from AmerisourceBergen. Our president, Mr. Freeman, has also personally guaranteed payment to them for our purchases. The agreement with AmerisourceBergen does not call for purchase of any certain amount of products from them. It is cancelable by AmerisourceBergen at any time.

Competition

There are many independent and chain pharmacies with which we compete, although many of these are exiting the product category of pain medication. Competition is primarily based on medication availability and service. Prescription pricing is important with patients sensitive to prices above 5% of the average price. Patients have the legal right an ability to shop and fill prescriptions at other stores even if a physician recommends us. We face little or no competition from Internet pharmacy vendors, because the security required for Cass-2 medications such as pain relievers make it impractical to serve these customers via the Internet.

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Competition in the drug store business is intense, as national pharmacies including Rite-Aid and CVS Pharmacy have expanded and as prescription drugs are now sold in retail establishments such as grocery stores and discount stores. Retail pharmacies such as Rite-Aid use proprietary paperless prescription technology in their pharmacy operations, but they are not focused on pain medication. Often, retail pharmacies do not keep an inventory, or keep only a limited inventory, of Class-2 drugs including pain medication. This increases the time to fill Class-2 prescriptions at many retail locations. We maintain higher inventory levels of Class-2 drugs because pain management is our focus. We believe this gives us a niche not being filled by the retail pharmacies, which have many more resources than we do to market their products and bargain with drug manufacturers for favorable wholesale pricing.

Property

Our pharmacy is located in a building of approximately 3,000 square feet in downtown Huntington, West Virginia. Our lease cost is approximately $1,600 per month. We have parking space for walk in customers. The pharmacy is within approximately six miles of the new Huntington Regional Medical Park. Huntington is a city of about 65,000 with a consolidated metropolitan statistical area of about 315,000.

Our executive office is located in South Point, Ohio, in a building owned by our president, Kent Freeman. We do not pay rent for our executive office space. We do not have any formal agreement with Mr. Freeman for continued provision of executive office space.

Regulation

Pharmaceutical manufacture and distribution are highly regulated by state and federal governments for safety and security of products. Prices are also, in effect, regulated by limits on what ailments governmental programs such as Medicaid and Medicare will cover and the prices that these programs will pay.

State Licensing. Each state has adopted licensing laws and regulatory standards for pharmacy operations. The West Virginia Board of Pharmacists licenses our pharmacy, pharmacist, and pharmacy technicians and interns, regulates pharmacy operations, conducts inspections and investigates complaints about pharmacies. The Board has the authority to impose fines and penalties for regulatory violations and to revoke our license in appropriate instances.

Drug Enforcement Laws. The U. S. Drug Enforcement Agency, an arm of the Department of Justice, enforces the Drug Enforcement Act. The DEA enforces regulations over controlled substances including many of the pharmaceutical products we sell. DEA regulations require record keeping concerning the dispensation of controlled substances including Class-2 drugs.

Medicare. Medicare reimbursement is determined by the Centers for Medicare and Medicaid Services ("CMS"), an agency of the United States Department of Health and Human Services. CMS establishes reimbursement policy for services provided to Medicare beneficiaries in a manner consistent with the Social Security Act, as amended by Congress.

In order to participate in the Medicare program, each pharmacy must enroll as a participating supplier. There can be no assurance that our pharmacies will be able to obtain the necessary approvals to participate in the Medicare program, which could have a material adverse financial impact on us, our operations, and our investors.

The Federal Health Care Programs Anti-Kickback Act. Federal law prohibits the solicitation or receipt of remuneration in return for referrals and the offer or payment of remuneration to induce the referral of patients or the purchase, lease, or order or arrangement for any good, facility, service or item for which payment may be made under a "federal health care program" (defined as "any plan or program that provides health benefits, whether directly, through insurance, or otherwise, which is funded directly, in whole or in part, by the United States Government other than the Federal Employees Health Benefit Program").

Because our business and operations involve providing health care services, we are subject to the Federal Health Care Programs Anti-Kickback Act (the "Anti-Kickback Statute"). The Anti-Kickback Statute, codified in 42 U.S.C.

10

Sections 1320a-7b(b), prohibits individuals and entities from knowingly and willfully soliciting, receiving, offering or paying any remuneration to other individuals and entities (directly or indirectly, overtly or covertly, in cash or in kind):

(i)

In return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made under a federal or state health care program; or

(ii)

In return for purchasing, leasing, ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made under a federal or state health care program.

There are both criminal and civil penalties for violating the Anti-Kickback Statute. Criminal sanctions include a fine not to exceed $25,000 or imprisonment up to five years or both, for each offense. In addition, monetary penalties for each offense may be increased to up to $250,000 for individuals and up to $500,000 for organizations. Civil penalties include fines of up to $50,000 for each violation, monetary damages up to three times the amount paid for referrals and/or exclusion from the Medicare program. Courts have broadly construed the Anti-Kickback Statute to include virtually anything of value given to an individual or entity if one purpose of the remuneration is to influence the recipient's reason or judgment relating to referrals.

The Department of Health and Human Service's Office of Inspector General ("OIG") promulgated safe harbor regulations specifying payment practices that will not be considered to violate the Anti-Kickback Statute. If a payment practice falls within one of the safe harbors, it will be immune from criminal prosecution and civil exclusion under the statute even if it fails to fall within another potentially applicable safe harbor. Significantly, failure to fall within any safe harbor does not necessarily mean that the payment arrangement violates the statute. Failure to comply with a safe harbor can mean one of three things: (1) the arrangement does not fall within the broad scope of the anti-fraud and abuse rules so there is no risk of prosecution; (2) the arrangement is a clear statutory violation and is subject to prosecution; or (3) the arrangement may violate the anti-fraud and abuse rules in a less serious manner, in which case there is no way to predict the degree of risk. Because our pharmacies maintain relationships with referring physicians, our operations are subject to scrutiny under the Anti-Kickback Statute.

If our operations fail to comply with the Anti-Kickback Statute, we could be criminally sanctioned. In addition, our right to participate in governmental health plans could be terminated.

The Ethics in Patient Referrals Law ("Stark Law"). Federal law prohibits physicians from making a referral for certain health items or services if they, or their family members, have a financial relationship with the entity receiving the referral. No bill may be submitted in connection with a prohibited referral. Violations are punishable by civil monetary penalties upon both the person making the referral and the provider rendering the service. Such persons or entities are also subject to exclusion from Medicare and Medicaid. Many states have adopted laws similar to the Stark Law which restrict the ability of physicians to refer patients to entities with which they have a financial relationship. The Stark Law and similar state statutes apply to our products and services, and we believe our relationships substantially comply with these laws. However, if our practices are found to violate the Stark Law or similar state statues, we may be subject to sanctions or be required to alter or discontinue some of our practices.

State Law. States generally have also adopted anti-kickback and anti-referral laws which would apply to us if we expand our operations into those states. In West Virginia, a physician or podiatrist can be disciplined for referring a patient to any pharmacy in which the physician or podiatrist has a proprietary interest, unless such interest is first disclosed to the patient in writing.

HIPAA. The Health Insurance Portability and Accountability Act of 1996 ("HIPAA") mandates, among other things, the adoption of standards to enhance the efficiency and simplify the administration of the healthcare system. HIPAA requires the Department of Health and Human Services to adopt standards for electronic transactions and code sets for basic healthcare transactions such as payment and remittance advice; privacy of individually identifiable healthcare information; security and electronic signatures, as well as unique identifiers for providers, employers, health plans and individuals; and enforcement. We are required to comply with these standards and are subject to significant civil and criminal penalties for failure to do so. We believe we are in compliance with all applicable HIPAA standards.

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Environmental Laws. We do not believe that federal, state and local environmental laws have any significant effects on us that are not felt by retail businesses in general.

Employees

As of September 30, 2006, we had 12 full time equivalent employees.

No Legal Proceedings

We are not party to any legal proceedings.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

We have one operating pharmacy, which was opened in 2003. Our business plan is to attract physicians to use our secure internet software and electronic prescription writing technology to communicate prescriptions to our store for patient pick-up. We intend to expand our business by opening additional stores in the area where the states of Ohio, Kentucky and West Virginia border each other. We will not be able to open additional stores unless we can attract additional investment capital.

We attempt to concentrate on dispensing highly regulated pain medication for acute chronic pain management. We maintain controls on our inventory to comply with regulation of pain medication drugs, for which other pharmacies either do not keep inventories or keep only limited inventories because of regulatory requirements. Because we maintain significant inventories of these drugs, we can fill prescriptions more quickly than many other pharmacies in our service area.

We have incurred losses since our inception. In 2005 we were able to narrow the amount of losses and increase our sales. We achieved positive cash flow form operating activities of $39,545 during 2005, an improvement from an operating cash flow deficit of $104,645 in 2004. For the nine months of 2006, we had negative net cash flow from operating activities of $36,120.

Results of Operations

Years Ended December 31, 2005 and 2004

For the year ended December 31, 2005, we had a net loss from operations of $75,895, compared to a loss of $295,536 for fiscal 2004. The smaller loss chiefly was the result of higher net sales on 2005. Sales increased in 2005 as our marketing efforts matured and additional doctors began to use our system.

Our cost of goods sold also rose in 2005, by $426,286 (24%) because of the increased costs related to the larger sales. Our gross margin rose to 19.7% in 2005 from 16.5% in 2004 because our increased volume of purchases qualified for additional purchase discounts from our supplier. This rise in gross margin accounted for most of the decrease in net losses in 2005. Reductions in Medicare payments in 2006 and proposed reductions in Medicaid payments beginning in 2007 are likely to drive down our gross margin from drug sales. We will need to increase sales volume to make up for margin reductions caused by changes in these two federal programs. See, Our Business - Major Customers, page 9.

Our operating expenses rose modestly in 2005 to $568,013, a 7.5% increase from 2004. Our increased volume of business generally increased our operating overhead The rise in operating expenses includes a 16.8%, or $46,236, increase in salary expense, which accounted for nearly all of the increase in operating expense. Salary expense rose due to the addition of compensation for our president to the company payroll.

We achieved a reduction of more than 50% in our call center expenses, from $58,906 in 2004 down to $27,824 in 2005. A large part of the call center expenses during 2004 were one time expenses which should not recur.

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Nine Month Periods Ended September 30, 2006 and 2005

For the nine months ended September 30, 2006, we had a net loss from operations of $110,381, compared to a loss of $57,955 for the same period in 2005. The higher loss in 2006 was due to generally increased administrative costs associated with an increasing level of our business activity.

Our sales continued to increase in the first nine months of 2006, but our cost of goods sold rose at a slightly higher rate, and therefore our gross profit remained about the same as in 2005 at $378,904. The decreased operating margin is due to reductions in Medicare payments in 2006.

Operating expenses were significantly higher overall due to increased business activities, though no one item of expense increased dramatically. Overall operating expense increased by $45,006 (10%) to $489,285. Individual items that contributed to the increase included insurance, payroll and payroll tax, depreciation and bank charges.

Call center expenses were slightly below 2005 levels for the first nine months in 2006 following our expenditures on the call center in fiscal 2004. Interest expense was up due to increased borrowings to support our expanding business.

Liquidity and Capital Resources

At September 30, 2006, we had cash on hand of $11,647. At December 31, 2005, we had cash on hand of $10,537, compared to $16,773 at the end of 2004. Our current assets at September 30, 2006 were $526,509 compared to current liabilities of $908,484. At December 31, 2005, our current assets were $457,358 and current liabilities were $812,299. At December 31, 2004, current assets were $358,861 and current liabilities were $530,907.

Over 90% of our accounts payable are owed to our primary drug supplier. We are working with our primary supplier to reduce the wholesale price paid for certain pharmaceuticals. It may be possible, depending on discounted prices offered by the supplier, to reduce wholesale price in the range of 3% to 5% on selected pharmaceuticals, which is significant within the context of current product margins. The trade credit policy of this supplier has been instrumental in our growth.

Operating Activities. Our operating activities provided net cash of $39,545 in 2005, compared to cash used by operating activities of $104,645 in 2004. The main component of the change was the dramatic decrease in losses from operations. Our cash from operating activities was also increased by a swing in accrued expenses at year end 2005 from a positive $44,777 in 2004 to a negative $52,485 in 2005.

In the first nine months of 2006, our operating activities used cash of $36,120. The change back to negative operating cash flow was sparked mainly by the increase in general and administrative expense, as previously discussed.

Investing Activities. We had no investing activities in 2005. In 2004, we purchased equipment and made improvements to our leased pharmacy costing $39,489. In the first nine months of 2006 we incurred a small expense for leasehold improvements.

Financing Activities. In 2004, our financing activities consisted primarily of obtaining loans from individuals of $120,000. In 2005, we repaid $45,000 of these loans. The remaining $75,000 principal amount of these loans become due during 2006. In July 2006, we negotiated the conversion of $45,000 principal amount of these loans to 56,250 shares of our common stock. We expect that the remaining $90,000 principal amount of loans will be automatically renewed and extended, unless repaid prior to maturity. See Note 4 to Financial Statements for the Nine Months Ended September 30, 2006. In the third quarter of 2006 we also received $84,114 in proceeds from the sale of common stock to private investors.

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MANAGEMENT

The following table sets forth the names, ages and positions held by our directors and executive officers.

Name	Age*	Director Since	Positions Held

W. Kent Freeman	47	2006	President and Chairman of the Board of Directors.

Robert Payne	49	2006	Director

William R. Miertschin	59	2001	Vice President, Secretary and Director

* Age of directors and executive officers is determined as of November 15, 2006.

All directors hold office until the next annual meeting of shareholders and serve until their successors have been duly elected and qualified. There are no agreements with respect to the election of directors. The board of directors appoints officers annually and each executive officer serves at the discretion of the board of directors.

Director and Officer Profiles

W. Kent Freeman was appointed to our board and elected president immediately after the merger with Safescript Ohio in July 2006. Prior to that he had served as president and director of Safescript Ohio from its organization in 2002 until the date of the merger. Since 1985, Mr. Freeman has been the owner and president of Freeman Roofing & Construction, a commercial and residential construction company operating in Ohio, West Virginia, Kentucky and surrounding states.

Robert Payne was appointed to our board immediately after the merger with Safescript Ohio. Prior to that he had served as a director of Safescript Ohio since 2005. Mr. Payne started his own firm in 1988 and is currently the owner of Robert G Payne CPA. His firm services more than 500 individuals during tax season and more than 60 businesses with revenues from $10,000 per year to over $250 million. Mr. Payne is Licensed as a Certified Public Accountant in Ohio and West Virginia. He attended Marshall University where he received his degree in Bachelor of Business Administration. He is a member of the American Institute of Certified Public Accountants, Ohio Society of Certified Public Accountants and West Virginia Society of Certified Public Accountants.

William R. Miertschin is our vice president, secretary and a director. Mr. Miertschin is an oil and gas consultant and executive and financial business consultant in Dallas, Texas. Until immediately after the Safescript Ohio merger, he served as president of Signature. Since 1997, he has served as president, chief executive officer and chairman of the board of directors of MBI Financial, Inc., whose stock trades on the OTC Bulletin Board (symbol MBIF). He is chief executive officer and chairman of Cumberland Continental Corporation and Signature Financial Services, Inc. For the past seven years, Mr. Miertschin has been involved as a consultant assisting with mergers and acquisitions. He is a dedicated hunter and conservationist and currently serves as a director of the Dallas Safari Club. He is a 1972 graduate of the University of Texas at Austin with a B. A. in mathematics. He is a member of the Society of Petroleum Engineers.

In 2004 Mr. Miertschin briefly served on the board of directors of NorthStar Network, Inc., which filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The Chapter 11 case was filed on February 6, 2004, and voluntarily dismissed on April 13, 2004. Mr. Miertschin is no longer associated with NorthStar Network.

Financial Responsibilities of the Board

We have not maintained a separate standing audit committee; rather, the board of directors as a whole has fulfilled the responsibilities of an audit committee. Likewise, we have not designated an audit committee financial expert. In

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view of our small size and our budget constrictions up until now, we have not felt that we could afford more sophisticated financial officers and internal control over financial reporting. For 2006, we expect that Robert Payne, who joined the board of directors in June and who is a certified public accountant, will serve as our audit committee.

Nominations for Board of Directors

Up until now our nominees for the board of directors have been selected by our board. We do not have a formalized procedure for making nominations to the board or for receiving nominee recommendations from shareholders. Our management has been seeking qualified individuals to serve on the board but has not, as of the date of this prospectus, made any nominations or scheduled a shareholders' meeting to elect new directors.

Compensation Decisions

The board of directors does not have a compensation committee. The directors set the compensation of the chief executive and other officers. We believe the small size of our board would not lend itself to forming a separate compensation committee.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation of our chief executive officer and our other most highly compensated employee (the "Named Executives") during 2005.

Name	Year	Salary	Bonus	Other Annual Compensation
W. Kent Freeman,	2005	$31,000	0	0
President and Chief Executive	2004	0	0	0
Officer since July 8, 2006	2003	0	0	0

William R. Miertschin,*	2005	0	0	0*
President and Chief Executive	2004	0	0	0*
Officer prior to July 8, 2006	2003	0	0	0*

*

In July 2006, Mr. Miertschin received 38,500 shares of common stock (after giving effect to a one-for-twenty reverse stock split) for his services as president of Signature for 2003, 2004, 2005 and through May 31, 2006. In addition, he also received 31,250 shares of common stock for consulting services rendered to Signature in the same time period.

Mr. Freeman, the president, does not have a written employment agreement with the company. He is our largest shareholder and is able to control outcomes of actions requiring a vote of the shareholders, such as election of directors. In July 2006, we approved compensation payable to Mr. Freeman of 9,000 shares of common stock per calendar month for each month of service as president. We also approved compensation of 4,500 shares of common stock monthly to Mr. Miertschin, our former president, who continues to serve as vice president and secretary.

No Options Were Granted in 2005

We did not grant any stock options, stock appreciation rights or Long-Term Incentive Plan Awards to our executives in 2005.

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No Outstanding Options to Executives at Year End; No Option Exercises

No stock options were exercised by our executives in 2005, and no stock options were held by our executives at the end of 2005.

No Equity Compensation Plans at Year-End

We had no equity compensation plans in effect in 2005. The directors have recently decided to make monthly awards of restricted stock to our president and secretary as described above under the Summary Compensation Table. These stock awards have not been approved by our shareholders, and we do not expect to obtain their approval for these awards in the future.

Compensation of Directors

In 2005 we did not compensate non-employee directors for their service. In July 2006, we instituted a policy of awarding each director 1,000 shares of restricted common stock for each full or partial calendar month of service as a director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as of September 30, 2006, the beneficial ownership of our common stock held by (i) each person who is known by us to beneficially own more than 5% of the outstanding shares of any class of our voting securities; (ii) each of our directors; (iii) each of our Named Executive Officers; and (iv) all of our directors and Named Executive Officers as a group.

Name of Beneficial Owners, Executive Officers and Directors	Number of Shares Beneficially Owned (1)	Percentage of Ownership
W. Kent Freeman (2) President, CEO and Director 503 East Fourth Street South Point, Ohio 45680	8,943,751	94.08%
Robert Payne Director 604 East Fourth Street South Point, Ohio 45680	0	-
William R. Miertschin (3) Vice President, Secretary and Director 6867 Angelbluff Drive Dallas, Texas 75248	138,999	24.70%

All Executive Officers and Directors as a Group (3 persons)	9,082,750	95.54%
(1)

Under SEC rules, we calculate the percentage ownership of each person who owns exercisable options by adding the total number of shares and exercisable options owned by that person and dividing that amount by the sum of the number of exercisable options for that person and the number of total shares outstanding. On September 30, 2006, we had 562,750 shares of common stock issued and outstanding. Pursuant to the rules of the Securities and Exchange Commission, a person or group is deemed to have "beneficial ownership" of any shares with regard to which such person or group has or shares voting or investment power or has or shares the right to acquire such power within 60 days of September 30, 2006, such as pursuant to the conversion of preferred stock or the exercise of stock options or warrants.

(2)

Mr. Freeman's shares are held jointly with his spouse. Their holdings consist of 3,557,898 shares issuable on conversion of series A preferred Stock and 4,933,296 shares issuable on exercise of outstanding warrants. The

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total also includes 189,626 shares issuable on conversion of preferred and 262,931 shares issuable on exercise of warrants owned by children of Mr. Freeman. Mr. Freeman's ownership percentage under SEC rules results from the large number of restricted preferred stock and warrants he received in the Signature Healthcare merger, including over 4.9 million shares issuable on exercise of warrants. He is registering only 120,000 shares of common stock (issuable on conversion of preferred stock) in this registration statement and has no current plans to sell his remaining equity interests. Excluding the number of shares issuable to the Freeman family on exercise of warrants, their ownership of the outstanding common and preferred shares is 67.63% (3,747,524 shares).

(3)	Includes 3,600 shares owned by Mr. Miertschin's wife.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our president, Mr. Freeman, provides executive office space to us at no charge as a courtesy. We do not have any formal arrangement with Mr. Freeman regarding provision of this space.

In connection with his services to Signature prior to the merger and his continued services to us after the merger, including his service on our board of directors, Mr. Miertschin is entitled to receive 100,000 shares of our common stock upon initiation of quotation of our common stock on the OTC Bulletin Board.

In June 2006, Mr. Miertschin received 31,250 shares of common stock as a consulting fee for his work preparing for the merger and for the placement of 62,500 shares of Signature's common stock in a private placement prior to the merger.

In July 2006, Mr. Miertschin received a total of 687,750 shares of restricted common stock of Signature for past consulting services, advancement of fees and expenses and cancellation of indebtedness during 2003, 2004, 2005 and the first five months of 2006. Another former director of Signature, Amber Smith, also received 50,000 shares of common stock for past consulting services and advancement of fees and expenses during the same time period.

MARKET FOR OUR SECURITIES AND RELATED STOCKHOLDER MATTERS

As of September 30, 2006, 562,750 shares of our common stock were outstanding in the hands of approximately 1,700 shareholders of record, after giving effect to a one-for twenty reverse stock split that adopted as part of a reverse merger described below. In addition, 6,695,625 common shares are currently issuable to holders of our common and preferred stock upon the exercise of warrants. No public market for our common stock exists, and no public market for stock of Signature or Safescript ever existed.

As of September 30, 2006, 4,978,486 shares of our Series A preferred stock were outstanding in the hands of 24 shareholders of record. These shares of preferred stock became convertible to common stock at the discretion of the stockholder on August 25, 2006.

We have never paid a dividend on our common stock and have no intention to do so at present. The directors expect that, for the foreseeable future, earnings will be retained for reinvestment in and expansion of our business.

SELLING SECURITY HOLDERS

This offering consists of 2,851,476 shares of outstanding common stock issuable on the conversion of Series A preferred stock and the exercise of warrants by 24 stockholders who are former shareholders of Safescript Ohio and received the preferred stock and warrants in the merger and 13 shareholders who received common stock for services rendered, in recent private purchases and on conversion of debt. The offering also includes 244,000 shares of common stock that were acquired by 11 stockholders who acquired their shares upon conversion of debt, for consulting services and in private negotiated transaction for cash. The following table lists the sellers and their holdings.

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	Total Shares Owned
	Common Stock	Shares Underlying Preferred Stock (1)	Shares Underlying Warrants (1), (2)	Total Shares Offered	Shares to be Owned After Offering	Percentage Owned After Offering (3)

Janet B. Paul		48,210	66,847	78,899	36,158	5.3%
Todd A. Deere		64,280	89,129	105,199	48,210	6.9%
Howard Carlin (4)	55,000	218,552	440,539	550,177	163,914	20.1%
Joseph A. Deere		16,070	22,282	26,300	12,053	1.8%
James & Marilyn Davidson		48,210	66,847	78,899	36,158	5.3%
Tom Simms		96,420	133,694	157,799	72,315	10.0%
Kevin Walker		48,210	66,847	78,899	36,158	5.3%
Bob Harris		32,140	44,565	52,600	24,105	3.6%
David Porter		16,070	22,282	26,300	12,053	1.8%
Foster Chandler		12,856	17,826	21,040	9,642	1.5%
Erin Chandler		3,214	4,456	5,260	2,411	*%
Gertrude Hastings		19,284	26,739	31,560	14,463	2.2%
Charles Magruder		6,428	8,913	10,520	4,821	*%
Gregory Hopper		96,420	133,694	157,799	72,315	10.0%
Dean & Virginia Cabell		16,070	22,282	26,300	12,053	1.8%
Troy Whaley		12,856	17,826	21,040	9,642	1.5%
Kent & Teresa Freeman		3,557,898	4,933,296	220,000	8,271,194	92.7%
Kelsey Freeman		32,140	44,565	52,600	24,105	3.6%
Ryan Freeman		77,136	106,955	126,239	57,852	8.2%
Scott Freeman		80,350	111,411	131,499	60,263	8.5%
Elmer & Jane Hastings		35,354	49,021	57,860	26,516	3.9%
Jack & Sheri Way (5)	31,250	44,996	140,515	183,014	33,747	4.9%
Dawn Hoffman		32,140	44,565	52,600	24,105	3.6%
Mahlon Edwards		32,140	44,565	52,600	24,105	3.6%
Everett E. Richendollar		32,140	44,565	52,600	24,105	3.6%
Slager Energy Holdings, Inc.		289,260	248,032	320,347	216,945	25.0%
Harold McKamy (6)	10,000			9,500	500	*
Stephen Grosberg (7)	93,050			62,500	30,550	4.7%
Karen Lee (8)	3,838			2,000	1,838	*
Amber Smith (9)	3,600			2,500	1,100	*
Richard M. Hewitt, P.C. (10)	19,116			6,250	12,866	2.0%
Bode Webb (11)	13,750			12,500	1,250	*
Treva Hurtado (12)	13,750			12,500	1,250	*
Corriente Rope Co. (13)	37,500			37,500	0	0%
Ivan Webb (14)	40,724			12,500	28,225	4.3%
Sherry Lute		6,428	8,913	10,520	4,821	*
Krissy Wyrick		3,214	4,456	5,260	2,411	*

Total	321,578	4,978,486	6,965,625	2,851,476	9,414,213	94.3%

(1)

One quarter of the shares underlying preferred stock owned by the selling shareholders are being registered, except for Mr. Freeman, for whom 120,000 shares underlying preferred stock are being registered (475,147 shares total). All shares underlying warrants owned by the selling shareholders are being registered, except for Mr. Freeman, for whom 100,000 shares underlying warrants are being registered (1,903,335 shares total).

(2)	The warrants include Class A, Class B and Class C warrants, each of whose terms are described in Description of Securities - Warrants, page 22.

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(3)

Under SEC rules, we calculate the percentage ownership of each person who owns exercisable options by adding the number of exercisable options for that person to the number of total shares outstanding, and dividing that result into the total number of shares and exercisable options owned by that person. On November 15, 2006, we had 651,625 shares of common stock issued and outstanding, excluding 4,978,486 shares to be issued on conversion of preferred stock and 6,965,625 shares currently issuable on exercise of warrants.. Pursuant to the rules of the Securities and Exchange Commission, a person or group is deemed to have "beneficial ownership" of any shares with regard to which such person or group has or shares voting or investment power or has or shares the right to acquire such power within 60 days of November 15, 2006, such as pursuant to the conversion or exchange of securities or the exercise of stock options or warrants.  An asterisk (*) indicates less than 1% ownership.

(4)

55,000 shares and warrants to purchase 137,500 shares issued to Mr. Carlin in 2006 for consulting services (5,000 shares), conversion of debt (25,000 shares) and purchased for cash (25,000 shares) are being registered.

(5)	31,250 shares and warrants to purchase 78,125 shares purchased by Mr. and Mrs. Way on conversion of debt in 2006 are being registered.

(6)	9,500 shares issued to Mr. McKamy for consulting services in 2006 are being registered.

(7)	62,500 shares purchased by Mr. Grosberg for cash in 2006 are being registered.

(8)	2,000 shares issued to Ms. Lee as compensation for services in 2006 are being registered.

(9)	2,500 shares issued to Ms. Smith as compensation for services in 2006 are being registered.

(10)	6,250 shares issued to Richard M. Hewitt P.C. for legal services in 2006 are being registered.

(11)	12,500 shares issued to Mr. Bode Webb as compensation for services in 2006 are being registered.

(12)	12,500 shares issued to Treva Hurtado as compensation for services in 2006 are being registered.

(13)	37,500 shares issued to Corriente Rope Co. as compensation for services in 2006 are being registered.

(14)	12,500 shares issued to Mr. Ivan Webb as compensation for services in 2006 are being registered.

PLAN OF DISTRIBUTION

The selling shareholders or any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. Their decisions on when to sell, and for what price, will be made without our involvement, but we expect that most sales would be made at the then-current market price if and when an active trading market in our stock begins. The selling shareholders may use any one or more of the following methods when selling shares:

-	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

-	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

-	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

-	privately negotiated transactions;

-	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

19

-	broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;

-	a combination of any such methods of sale;

-	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

-	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of our common stock or interests therein, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such brokers-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling shareholders may be deemed to be an "underwriter" within the meaning of the Securities Act, their sales will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling shareholders have advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling shareholders.

The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or unless made in compliance with an exemption from the registration or qualification requirements.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling

20

shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

USE OF PROCEEDS

We will not receive any proceeds from the resale of our common stock in this offering. We will, however, receive proceeds from the sale of shares to selling shareholders upon its exercise of warrants held by them. If all selling shareholders exercised all warrants they hold at current exercise prices, we would receive a total of $4,372,833. Net proceeds are determined after deducting all of the expenses associated with this offering (estimated to be $30,000). We intend to use the proceeds for working capital and other general corporate purposes including expenses to market our products and services.

DESCRIPTION OF SECURITIES

We are authorized to issue 100 million shares of $0.001 par value common stock and 10,000,000 shares of $0.001 par value preferred stock. As of November 15, 2006, 12,595,736 shares of our common stock were outstanding, including 651,625 common shares, 6,965,625 shares currently issuable upon the exercise of warrants, and 4,978,486 shares of Series A preferred stock were outstanding. All outstanding shares of common and preferred stock are fully paid and not subject to further calls or assessments.

Common Stock

Each shareholder of the common stock is entitled to one vote for each share of common stock held on all matters to be voted on by shareholders. Our amended and restated articles of incorporation preclude cumulative voting in elections of directors.

Shareholders have no preemptive rights or other rights to subscribe for additional shares.

Shareholders are entitled to receive dividends, when declared by its board of directors, out of funds legally available therefore, subject to the restrictions set forth in the Nevada Business Corporation Act. Our board of directors presently intends to retain all of our earnings for the expansion of our business and expects to continue to do so for the foreseeable future.

Shareholders have no conversion rights, redemption rights, or sinking fund provisions. If we were to liquidate, dissolve, or wind up, the holders of the common stock would be entitled to receive, pro rata, our net assets remaining after we satisfy our obligations to creditors. Under our amended and restated articles of incorporation, we have eliminated the potential liability of directors to our Company, and we are also required to indemnify our directors against any liability for monetary damages, to the extent allowed by Nevada law. All outstanding shares of common stock are fully paid and not subject to further calls or assessments.

We intend to apply for approval to trade the common stock on the NASDAQ OTC Bulletin Board or a similar quotation service. No market for our common stock exists and there can be no assurance that such a market will ever develop. In the absence of a secondary market for trading of the stock, our stockholders may not be able to sell their common shares.

Preferred Stock

Our amended and restated articles of incorporation create one class of 4,978,486 shares of Series A preferred stock. These shares were issued to the former owners of common stock of Safescript in the reverse merger. See, About Safe Rx Pharmacies, Inc. - Corporate History - Reverse Merger, page 5. Each Series A preferred share is

21

convertible to one share of common stock in the sole discretion of the owner at any time. Each Series A preferred share has the same voting rights, liquidation rights and dividend rights as provided for each share of common stock.

No market for the Series A preferred stock exists and we expect that no market for these shares will ever develop. We expect that nearly all Series A preferred stockholders will convert their shares to common stock. The ability to sell the common shares after conversion will depend on whether any trading market for the common stock ever develops.

Our board of directors has the authority to establish the specific terms, rights, voting privileges and preferences of the remaining 5,032,000 shares of preferred stock which have not been designated as Series A preferred stock. No shares or series of preferred stock have been designated other than the Series A preferred shares.

Warrants

As part of the merger with Safescript, we agreed to issue merger warrants to Safescript stockholders as part of the merger consideration, and we issued dividend warrants to our pre-merger stockholders as a dividend. The terms and conditions of the merger warrants and dividend warrants are the same, although they were issued to our old common stockholders and to the Safescript stockholders in differing amounts per share of our capital stock. The Merger Agreement calls for issuance of a total of 7,938,125 warrants, including 6,750,000 merger warrants to the Safescript stockholders and 1,266,250 dividend warrants to our pre-merger stockholders. We have also issued 215,625 warrants as part of privately negotiated sales since the merger. The dividend warrants may not be issued until after they have been registered for sale under the Securities Act of 1933. None of the dividend warrants are being registered by this registration statement. The terms and amounts of warrants that we issued follow.

Class A Warrants

Each Class A warrant entitles the holder to purchase one share of our common stock at $1.00 per share for a period expiring twelve months from the date that a registration statement for the issuance of the underlying shares becomes effective under the Securities Act. The warrant exercise price is subject to adjustment upon the occurrence of a stock split, stock dividend or other corporate recapitalization. The warrants and underlying common stock are restricted securities under Rule 144 of the Securities and Exchange Commission and as such they may not be transferred unless they are registered under the Securities Act or unless some other exemption from the registration requirements of the Securities Act is available.

We issued 506,500 Class A warrants to our pre-merger stockholders at a rate of one warrant for each share of outstanding common stock (after giving effect to the one-for-twenty reverse stock split). We issued 2,125,000 Class A warrants to the former Safescript stockholders at a rate of 0.427 Class A warrants for each share of Series A preferred stock.

Class B Warrants

Each Class B warrant entitles the holder to purchase one share of our common stock at $2.00 per share for a period expiring eighteen months from the date that a registration statement for the issuance of the underlying shares becomes effective under the Securities Act. The warrant exercise price is subject to adjustment upon the occurrence of a stock split, stock dividend or other corporate recapitalization. The warrants and underlying common stock are restricted securities under Rule 144 of the Securities and Exchange Commission and as such they may not be transferred unless they are registered under the Securities Act or unless some other exemption from the registration requirements of the Securities Act is available.

We issued 506,500 Class B warrants to our pre-merger stockholders at a rate of one warrant for each share of outstanding common stock (after giving effect to the one-for-twenty reverse stock split). We issued 2,125,000 Class B warrants to the former Safescript stockholders at a rate of 0.427 Class B warrants for each share of Series A preferred stock.

22

Class C Warrants

Each Class C warrant entitles the holder to purchase one share of our common stock at $3.00 per share for a period expiring thirty months from the date that a registration statement for the issuance of the underlying shares becomes effective under the Securities Act. The warrant exercise price is subject to adjustment upon the occurrence of a stock split, stock dividend or other corporate recapitalization. The warrants and underlying common stock are restricted securities under Rule 144 of the Securities and Exchange Commission and as such they may not be transferred unless they are registered under the Securities Act or unless some other exemption from the registration requirements of the Securities Act is available.

We issued 253,250 Class C warrants to our pre-merger stockholders at a rate of one warrant for each share of outstanding common stock (after giving effect to the one-for-twenty reverse stock split). We issued 2,500,000 Class C warrants to the former Safescript stockholders at a rate of 0.502 Class C warrants for each share of Series A preferred stock.

No market for the warrants exists, and we expect that no market for the warrants will ever develop.

Shares Eligible for Sale

No shares of our capital stock have ever been registered for sale under the Securities Act of 1933. A total of approximately 225,850 shares of our common stock are held by approximately 1,700 shareholders of record who are not currently affiliates of our Company and who acquired it more than two years ago when our Company was named Signature. These shares are eligible for resale pursuant to Rule 144(k) of the SEC. The remaining 280,650 shares of common stock that were owned by Signature shareholders prior to the merger are restricted securities that have been issued and outstanding for less than two years or are owned by an affiliate of our Company.

The 4,978,486 shares of Series A convertible preferred stock which were issued to former Safescript stockholders are restricted securities under the SEC's Rule 144, as are the 6,750,000 warrants and common shares underlying warrants which were issued pursuant to the Merger Agreement.

Thus, as of November 15, 2006, the total number of fully diluted shares of our capital stock is approximately 12,595,736 shares, consisting of:

Approximately 225,850 common shares currently eligible for resale under Rule 144(k) (1.8% of the fully diluted total);
425,775 restricted common shares (2.1% of the fully diluted total);
4,978,486 restricted Series A convertible preferred shares (36.8% of the fully diluted total); and
6,965,625 restricted common shares underlying warrants (59.4% of the fully diluted total).

Only the shares eligible for resale under Rule 144(k) currently could be sold in a secondary trading market, should any market develop. This registration statement registers for sale an additional 2,851,476 common shares, including 244,000 common shares, 475,147 shares issuable on conversion of the Series A preferred stock and 2,132,329 shares issuable on exercise of warrants.

Nevada Laws

The Nevada Business Corporation Law contains a provision governing "Acquisition of Controlling Interest." This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires "control shares" whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges:

1.	20 to 33 1/3%,
2.	33 1/3 to 50%, or

3.	More than 50%

23

A "control share acquisition" is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from the control share acquisition act.

The control share acquisition act is applicable only to shares of "Issuing Corporations" as defined by the act. An Issuing Corporation is a Nevada corporation, which;

1.	has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada; and

2.	does business in Nevada directly or through an affiliated corporation.

At this time, we do not have 100 stockholders of record resident of Nevada. Therefore, the provisions of the control share acquisition act do not apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply to us, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of Safe Rx, regardless of whether such acquisition may be in the interest of our stockholders.

The Nevada "Combination with Interested Stockholders Statute" may also have an effect of delaying or making it more difficult to effect a change in control of Safe Rx. This statute prevents an "interested stockholder" and a resident domestic Nevada corporation from entering into a "combination," unless certain conditions are met. The statute defines "combination" to include any merger or consolidation with an "interested stockholder," or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an "interested stockholder" having;

1.	an aggregate market value equal to 5 percent or more of the aggregate market value of the assets of the corporation;

2.	an aggregate market value equal to 5 percent or more of the aggregate market value of all outstanding shares of the corporation; or

3.	representing 10 percent or more of the earning power or net income of the corporation.

An "interested stockholder" means the beneficial owner of 10 percent or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the statute may not engage in a "combination" within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of;

1.

the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher;

2.	the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher; or

3.	if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

Transfer Agent

We currently serve as our own transfer agent. We expect to engage an independent third party as transfer agent prior to the initiation of quotations in any secondary trading market.

24

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Under our amended and restated articles of incorporation, we have eliminated the potential liability of directors to us, and we are required to indemnify our directors against any liability for monetary damages, to the extent allowed by Nevada law. The Nevada Business Corporation Law allows corporations, including our Company, to eliminate or limit the liability of directors for monetary damages except to the extent that the acts of the director are in bad faith, constitute intentional or reckless misconduct, result in an improper personal benefit, or amount to an abdication of the directors' duty. The Nevada Business Corporation Law provisions governing corporations do not affect the availability of equitable remedies against directors nor change the standard of duty to which directors are held. Our amended and restated articles of incorporation also provide that if Nevada law is amended to provide additional indemnity or relief from liability to directors, such relief or indemnity shall automatically be applied for the benefit of our directors.

The Securities and Exchange Commission has stated that, in its opinion, indemnification of officers and directors for violations of federal securities laws is unenforceable and void as a matter of public policy.

Legal Matters

The legality of the shares offered hereby has been passed upon by Strasburger & Price, LLP, 600 Congress Avenue, Suite 1600, Austin, Texas 78701.

Experts

Our financial statements incorporated in this Registration Statement for the years ended December 31, 2005 and 2004, have been audited by Sullivan Webb, PLLC, independent auditors. Such financial statements and reports are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing.

WHERE TO FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus was filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

If and when our registration becomes effective, we will become subject to the informational requirements of the Securities Exchange Act of 1934 which will than require us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information, when filed, may be inspected at public reference facilities of the SEC at Judiciary Plaza, 100 F Street N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 100 F Street N.E., Washington, D.C. 20549 at prescribed rates. You may also obtain information filed with the SEC by visiting the SEC's Internet website at http://www.sec.gov.

25

SAFESCRIPT OF OHIO, INC.
FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

TABLE OF CONTENTS

F-1

Sullivan Webb, pllc
CERTIFIED PUBLIC ACCOUNTANTS
30 WEST 6TH AVENUE - P.O. BOX 2745
HUNTINGTON, WEST VIRGINIA 25727-2745
TELEPHONE: (304) 697-0565
FACSIMILE: (304) 697-0567

MEMBERS
AMERICAN INSTITUTE OF
BRUCE I. SULLIVAN, CPA	CERTIFIED PUBLIC ACCOUNTANTS
CHARLES D. WEBB, MBA, CPA	WV SOCIETY OF CERTIFIED PUBLIC ACCOUNTANTS

INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Safescript of Ohio, Inc.
South Point, Ohio

     We have audited the accompanying balance sheet of Safescript of Ohio, Inc. as of December 31, 2005 and 2004 and the related statements of income (loss), changes in stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     Except as discussed in the following paragraph, we conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

     We did not observe the taking of the physical inventory at December 31, 2004 and 2003 since the dates were prior to the time we were initially engaged as auditors for the Company. We were unable to satisfy ourselves about inventory quantities by means of other auditing procedures. Furthermore, since inventory quantities directly affect calculations for cost of goods sold, we were unable to satisfy ourselves about cost of goods sold amounts at December 31, 2005 and 2004 stated at $2,220,538 and $1,794,252, respectively.

     In our opinion, except for the effects of such adjustments, if any, as might have been determined to be necessary had we been able to observe the physical inventories taken as of December 31, 2004, the financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of Safescript of Ohio, Inc., as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 10 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency which raises substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 10. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

July 5, 2006

F-2

SAFESCRIPT OF OHIO, INC.
BALANCE SHEET
DECEMBER 31, 2005 AND 2004

ASSETS

	2005	2004
CURRENT ASSETS

Cash	$ 10,537	$ 16,773
Accounts receivable - trade	188,051	102,004
Other receivables	58,773	33,554
Inventory	229,997	206,530

TOTAL CURRENT ASSETS	457,358	358,861

EQUIPMENT AND LEASEHOLD IMPROVEMENTS
Equipment	60,709	60,709
Leasehold improvements	25,673	25,673

Less: Accumulated depreciation	(35,056)	(20,478)

EQUIPMENT AND LEASEHOLD IMPROVEMENTS, NET	51,326	65,904

OTHER ASSETS
Deposits	1,600	1,600

TOTAL OTHER ASSETS	1,600	1,600

TOTAL ASSETS	$ 540,284	$ 426,365

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS
F-3

SAFESCRIPT OF OHIO, INC.
BALANCE SHEET
DECEMBER 31, 2005 AND 2004

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

	2005	2004

CURRENT LIABILITIES
Accounts payable	$ 662,636	$ 368,008
Accrued expenses	6,428	58,913
Loans payable, current portion	141,557	103,105
Capital lease obligation, current portion	1,678	881

TOTAL CURRENT LIABILITIES	812,299	530,907

LONG TERM LIABILITIES
Capital lease obligation	7,935	9,513
Loans from stockholders	-	90,000

TOTAL LONG TERM LIABILITIES	7,935	99,513

TOTAL LIABILITIES	820,234	630,420

CONTINGENCY (NOTE 7)

STOCKHOLDERS' EQUITY
Common stock, $-0- par value, 1,800 shares authorized,
1,459 shares issued and outstanding	243,000	243,000
Additional paid-in capital	62,000	62,000
Retained earnings (deficit)	(584,950)	(509,055)

TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	(279,950)	(204,055)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 540,284	$ 426,365

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS
F-4

SAFESCRIPT OF OHIO, INC.
STATEMENT OF INCOME (LOSS)
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004

SALES - NET	$ 2,764,867	$ 2,148,624

COST OF GOODS SOLD	2,220,538	1,794,252

GROSS PROFIT	544,329	354,372

OPERATING EXPENSES
Selling	4,072	24,837
General and administrative	207,457	185,659
Rent	18,100	20,800
Salaries and wages	321,710	275,474
Depreciation	14,578	1,377
Other expenses	2,096	20,206

TOTAL OPERATING EXPENSES	568,013	528,353

OPERATING (LOSS)	(23,684)	(173,981)

OTHER EXPENSES
Call center expenses	27,824	58,906
Interest expense	24,387	17,649

TOTAL OTHER EXPENSES	52,211	76,555

(LOSS) BEFORE INCOME TAX	(75,895)	(250,536)

PROVISION FOR INCOME TAX	-0-	-0-

NET (LOSS)	$ (75,895)	$ (295,536)

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS
F-5

SAFESCRIPT OF OHIO, INC.
STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	Common Stock	Paid-in Capital	Retained Earnings (Deficit)	Total Stockholders' Equity (Deficit)

Balance (deficit) -
December 31, 2003	$ 243,000	$ 62,000	$ (258,519)	$ 46,481

Net (loss ) year ended
December 31, 2004	-0-	-0-	(250,536)	(250,536)

Balance (deficit)
December 31, 2004	243,000	62,000	(509,055)	(204,055)

Net (loss) year ended
December 31, 2005	-0-	-0-	(75,895)	(75,895)

Balance (deficit)
December 31, 2005	$ 243,000	$ 62,000	$ (584,950)	$ (279,950)

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS
F-6

SAFESCRIPT OF OHIO, INC.
STATEMENT OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss)	$ (75,895)	$ (250,536)
Adjustments to reconcile net (loss to net
Cash provided by operating activities:
Depreciation	14,578	1,377
Changes in operating assets and liabilities:
Accounts receivable
Other receivables	(86,047)	(65,564)
Inventories	(25,219)	(21,536)
Other current assets	-0-	22,000
Accounts payable	294,628	282,253
Accrued expenses	(52,485)	44,777
Notes payable	(6,548)	16,105

NET CASH PROVIDED (USED) BY
OPERATING ACTIVITIES	39,545	(104,645)

CASH FLOWS (USED) BY INVESTING ACTIVITIES:
Purchases of equipment and leasehold improvements	-0-	(39,489)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from capital lease	-0-	10,463
Principal payments on capital lease	(781)	(60)
Proceeds from stockholder loans	-0-	120,000
Principal payments on stockholder loans	(45,000)	-0-
Loan fees	-0-	(3,000)

NET CASH (USED) PROVIDED BY
FINANCING ACTIVITIES	(45,781)	127,394

NET (DECREASE) IN CASH	(6,236)	(16,740)

CASH AT THE BEGINNING OF YEAR	16,773	33,513

CASH AT THE END OF YEAR	$ 10,537	$ 16,773

SUPPLEMENTAL DISCLOSURE OF
CASH FLOW INFORMATION
Cash paid for interest	$ 36,216	$ 16,773

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS
F-7

SAFESCRIPT OF OHIO, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 1 - NATURE OF OPERATIONS

Safescript of Ohio, Inc. (the Company) operates a retail pharmacy in Huntington, West Virginia.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

For purposes of the balance sheet and statement of cash flows, the Company considers all highly liquid investments which are readily convertible into known amounts of cash and have maturity of three months or less when acquired to be cash equivalents.

Accounts Receivable - Trade
The Company utilizes the direct charge off method. Accounts receivable have been adjusted for all known uncollectible accounts.

Inventory
Inventory is stated at the lower of cost (first in, first out) or market, and represents pharmaceuticals.

Equipment and Leasehold Improvements

Equipment is stated at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets, which range from three to seven years. Leasehold improvements are depreciated over the lesser of the term of the lease or the estimated useful rife of the improvements. Normal repairs and maintenance are expensed as incurred whereas significant improvements which materially increase values or extend useful lives are capitalized and depreciated over the remaining useful lives of the related assets.

Advertising Costs
Advertising costs are generally charged to operations in the year incurred. Advertising expenses for 2005 and 2004 were $1,321 and $948, respectively.

Net Revenue
Net revenue includes amounts billed to third-party payors and has been adjusted for accounts receivable deemed to be uncollectible.

Revenue under third-party payor agreement is subject to audit and retroactive adjustment. Provisions for estimated third-party payor settlements are provided in the period that related goods are provided. Differences between the estimated amounts accrued and interim and final settlements are reported in operations in the year of settlement.

Management Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates.

F-8

NOTE 3 - OTHER RECEIVABLES
Following is a summary of other receivables at December 31:

	2005	2004

Notes receivable stockholder	$55,500	$32,135
Other receivables	3,273	1,419

Total notes and other receivables	$58,773	$33,554

NOTE 4 - LONG TERM DEBT
Following is a summary of long term debt at December 31:

2005	2004

A financing agreement between the Company and Lilienthal Investment Foundation, Inc., dated September 11, 2004 and due July, 2006 with interest at an annual rate of 18% from June 11, 2004 until payment; secured by receivables. The Company is currently negotiating with Lilienthal Investment Foundation, Inc. and expects to renew the financing agreement.	$60,000	$60,000

A financing agreement between the Company and a stockholder, dated April 1, 2004, and due on January 1, 2006, with interest at an annual rate of 18% to be paid monthly; secured by receivables. The financing agreement provides for automatic renewal for three month periods at maturity unless investor provides notice of termination 60 days prior to renewal. The agreement is next due on October 1, 2006.	25,000	25,000

A financing agreement between the Company and a stockholder, dated June 6, 2004, and due June 6, 2006, with interest at an annual rate of 18% to be paid monthly; secured by receivables. The financing agreement provides for automatic renewals for six month periods at maturity unless investor provides notice of termination 30 days prior to renewal. The agreement is next due on December 6, 2006 but is expected to be converted to shares of common stock of merged company prior to that date.	20,000	20,000

F-9

NOTE 4 - LONG TERM DEBT (CONTINUED)

	2005	2004

An accounts receivable financing agreement between the Company and a stockholder, dated March 29, 2004, and due March 29, 2006, with interest at an annual rate of 18% to be paid monthly; secured by receivables. The financing agreement provides for automatic renewals for six month periods at maturity unless investor provides notice of termination 30 days prior to renewal. The agreement is next due on September 29, 2006 but is expected to be converted to shares of common stock of merged company prior to that date.	25,000	25,000

A financing agreement between the Company and a stockholder, dated July 1, 2004, and due January 1, 2006, with interest at an annual rate of 18% to be paid monthly; secured by receivables. The financing agreement provides for automatic renewal for three month periods at maturity unless investor provides notice of termination 60 days prior to renewal. The agreement is next due on October 1, 2006.	5,000	20,000

A note payable to a supplier, dated September 17, 2004, payable in monthly installments of principal and interest; secured by business assets.	3,348	8,605

A note payable to supplier, dated October 20, 2004, payable in monthly installments of principal and interest; secured by business assets.	3,209	4,500

A loan payable to an individual, dated February 24, 2004 with an annual interest rate of 10% and due April 30, 2004.	-0-	30,000

	141,557	193,105

Less: Current maturities included in current liabilities	141,557	103,105

	$ -0-	$ 90,000

Following are maturities of long-term debt.

	Amount
2006	$141,557

Total	$141,557

F-10

NOTE 4 - LONG TERM DEBT (CONTINUED)

Subsequent to the June 30, 2006 merger agreement between Signature Healthcare, Inc. and Safescript of Ohio, Inc., the Company has begun negotiations with stockholders to accept additional shares of common stock in the surviving corporation (Safe Rx Pharmaceuticals, Inc.) in settlement of the financing agreements due to the stockholders.

NOTE 5 - LEASES

Operating Lease

The Company leases retail and parking space under operating leases expiring in 2007. Rental expense for 2005 and 2004 was $18,100 and $20,800, respectively. Future minimum rental payments under non-cancelable operating leases having remaining terms in excess of one year as of December 31, 2005 are as follows:

Year	Amount
2006	$19,800
2007	19,800
Thereafter	-0-
Total	$39,600

Capital Lease

The Company is the lessee of telephone equipment under a capital lease expiring in 2009. The assets and liabilities under capital leases are recorded at the present value of the future minimum lease payments. The assets are amortized over the lesser of their related lease terms or their estimated productive lives. Amortization of assets under capital leases is included in depreciation expense for 2005 and 2004.

Following is a summary of property held under capital lease:

	2005	2004
Telephone system	$10,463	$10,463
Less: Accumulated depreciation	(2,367)	(349)
Total	$ 8,096	$10,114

Future minimum lease payments under capital leases as of December 31, 2005, for each of the next five years and in the aggregate are:

Year	Amount
2006	$ 4,195
2007	3,873
2008	3,783
2009	2,904
2010	-0-
Total Future Minimum Lease Payments	$14,845
Less: Amount Representing Interest	5,232
Present Value of Future Net Minimum
Lease Payments	$ 9,613

F-11

NOTE 5 - LEASES (CONTINUED)

Interest rates on capital lease of 18% are imputed based on the Company's incremental borrowing rate at the inception of the lease.

NOTE 6 - INCOME TAXES

The Company has available at December 31, 2005, approximately $53,991 of unused operating loss carryforwards and $100 of contribution carryovers that may be applied against future taxable income and that expires as follows:

Year of	Unused Operating	Contribution
Expiration	Loss Carryforwards	Carryforward
2010	$ -0-	$ 100
2023	214,322	-0-
2024	249,134	-0-
2025	69,535	-0-
Total	$ 53,991	$ 100

NOTE 7 - CONTINGENCY

In 2005 the Company paid $30,000 to an individual on a 2004 loan agreement. The Company maintains that the payment was the loan principal but the individual maintains that the payment was interest only and that the Company still owes the $30,000 principal. The Company has responded that the claimed amount of interest is usurious and has offered to settle the claim for a lesser amount.

In the accompanying December 31, 2004 financial statements, the $30,000 payable is included in loans payable current portion and $2,520 accrued interest is included in accrued expense. The additional accrued interest per the individual of $27,480 is not included in the accompanying financial statements.

In the accompanying December 31, 2005 financial statements, the $30,000 loan payable and any accrued interest thereon are not included.

NOTE 8 - RECLASSIFICATIONS

Certain amounts originally reported in the 2004 financial statements have been reclassified for comparative purpose to the 2005 amounts.

NOTE 9 - SUBSEQUENT EVENTS

June 30, 2006, Safescript of Ohio, Inc, entered into a plan and agreement of merger with Signature Healthcare, Inc., a Nevada corporation, (the Surviving Corporation). The Surviving Corporation shall continue to be governed by the laws of the State of Nevada.

The Surviving Corporation has agreed to change its name to Safe Rx Pharmaceuticals, Inc.

The principal office of the Surviving Corporation will be located at the following address:

Safe Rx Pharmaceuticals, Inc. 335 Fourth Avenue Huntington, West Virginia 25701

F-12

NOTE 10 - MANAGEMENT'S PLAN TO IMPROVE OPERATIONS

The accompanying financial statements have been prepared in conformity with the basis of accounting which contemplates continuation of the Company as a going concern. However, the Company has suffered substantial losses in the current and past year and has a net capital deficiency.

In view of these matters, substantial doubt exists about the Company's ability to continue as a going concern for a reasonable period of time. In response, management has formulated the following plan to provide the opportunity for the Company to continue as a going concern.

MANAGEMENT RESPONSE

Management has improved the performance of the Company substantially in the first half of 2006. Revenue for the first six months of 2006 is approximately $1,408,840. This compares with revenue of approximately $1,293,192 for the first half of 2005. The increasing revenue contributes additional gross margin to cover fixed costs.

The Company is working with its primary supplier to reduce the wholesale price paid for certain pharmaceuticals. It is possible, depending on discounted prices offered by the supplier, to reduce wholesale price in the range of 3% to 5% on selected pharmaceuticals, which is significant within the context of current product margins. Over 90% of the accounts payable balance is owed to a primary supplier. The trade credit policy of this supplier has been instrumental in the growth of the Company.

As of June 30, 2006, the Company achieved a merger with Signature Healthcare, Inc. with the objective of becoming a publicly traded entity. If achieved, a public market for the shares could enable the Company to raise equity capital through common stock warrants that the Company will distribute to all of its shareholders.

The Company continues to restructure its balance sheet. It is currently negotiating to convert $45,000 of notes bearing an interest rate of 18% into shares of the Company. When accomplished, this will result in reduced interest expense.

F-13

SAFES RX PHARMACIES, INC.
UNAUDITED FINANCIAL STATEMENTS
September 30, 2006

TABLE OF CONTENTS

F-14

SAFE RX PHARMACIES, INC.
UNAUDITED BALANCE SHEET
SEPTEMBER 30, 2006 AND 2005

ASSETS
	2006	2005
CURRENT ASSETS
Cash	$ 11,647	$ 283
Accounts receivable - trade	207,153	101,423
Other receivables	54,639	34,119
Inventory	253,070	189,709

TOTAL CURRENT ASSETS	526,509	325,534

EQUIPMENT AND LEASEHOLD IMPROVEMENTS
Equipment	62,521	60,709
Leasehold improvements	25,673	25,673
	88,194	86,382

Less: Accumulated depreciation	(53,291)	(31,412)

EQUIPMENT AND LEASEHOLD IMPROVEMENTS, NET	34,903	54,970

OTHER ASSETS
Deposits	1,600	1,600

TOTAL ASSETS	$ 563,012	$ 382,104

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS
F-15

SAFE RX PHARMACIES, INC.
UNAUDITED BALANCE SHEET (CONTINUED)
SEPTEMBER 30, 2006

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
	2006	2005
CURRENT LIABILITIES
Bank overdraft	$ -0-	$ 5,290
Accounts payable	780,605	501,181
Accrued expenses	32,313	42,129
Loans payable, current portion	93,091	124,669
Capital lease obligation, current portion	2,475	1,404

TOTAL CURRENT LIABILITIES	908,484	674,673

LONG-TERM LIABILITIES
Capital lease obligation	6,066	14,086
Deposits	25,000	-0-

TOTAL LONG-TERM LIABILITIES	31,066	14,086

TOTAL LIABILITIES	939,550	688,759

STOCKHOLDERS' EQUITY
Preferred stock - $.001 par value, 10,000,000 shares authorized and 4,978,486 issued and outstanding at September 30, 2006 (none at September 30, 2005)	4,978	-0-

Common stock - $.001 par value, 100,000,000 shares authorized 562,750 shares issued and outstanding at September 30, 2006; $-0- par value, 1,800 shares authorized 1,459 shares issued and outstanding at September 30, 2005	563	243,000

Additional paid-in capital	384,543	62,000

Retained deficit	(766,652)	(611,655)

TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	(376,538)	(306,655)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 563,012	$ 382,104

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS
F-16

SAFE RX PHARMACIES, INC.
UNAUDITED STATEMENT OF INCOME (LOSS)
FOR THE NINE MONTHS ENDED
SEPTEMBER 30, 2006 AND 2005

	2006	2005

SALES - NET	$ 2,123,207	$ 1,972,355

COST OF GOODS SOLD	1,744,303	1,586,031

GROSS PROFIT	378,904	386,324

OPERATING EXPENSES
Insurance	25,495	14,708
Legal and professional	53,607	55,308
Rent	14,725	13,150
Salaries and wages	257,596	239,097
Payroll taxes	20,473	17,765
Employee benefits	8,701	10,322
Telephone and utilities	22,196	23,887
Postage	17,846	11,860
Depreciation	18,235	10,934
Bank charges	11,649	5,779
Other expenses	39,302	41,469

TOTAL OPERATING EXPENSES	489,285	444,279

OPERATING (LOSS)	(110,381)	(57,955)

OTHER EXPENSES
Call Center expenses	13,920	14,706
Interest expense	57,401	29,939

TOTAL OTHER EXPENSES	71,321	44,645

(LOSS) BEFORE INCOME TAX	(181,702)	(102,600)

PROVISION FOR INCOME TAX	-0-	-0-

NET (LOSS)	$ (181,702)	$ (102,600)

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS
F-17

SAFE RX PHARMACIES, INC.
UNAUDITED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006

	Preferred Stock	Common Stock	Paid-in Capital	Retained Earnings (Deficit)	Total Stockholders' Equity (Deficit)

Balancd (deficit) - December 31, 2004	$ -0-	$ 243,000	$ 62,000	$(509,055)	$(204,055)

Net (loss) nine months September 30, 2005	-0-	-0-	-0-	(102,600)	(102,600)

Balance (deficit) - September 30, 2005	$ -0-	$ 243,000	$ 62,000	$(611,655)	$(102,600)

Balance (deficit) - December 31, 2005	$ -0-	$ 243,000	$ 62,000	$(584,950)	$(279,950)

Shares of Class A preferred stock issued in exchange for Safe- script of Ohio, Inc. common stock	4,978	(243,000)	238,022	-0-	-0-

Common stock issued in settlement of loans from stockholders	-0-	56	44,944	-0-	45,000

Sale of 506,500 shares of common stock	-0-	507	39,577	-0-	40,109

Net (loss) period ended September 30, 2006	-0-	-0-	-0-	(181,702)	(181,702)

Balance (deficit) - September 30, 2006	$ 4,978	$ 563	$384,543	$(766,652)	$(376,538)

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS
F-18

SAFE RX PHARMACIES, INC.
UNAUDITED STATEMENT OF CASH FLOWS
FOR THE NINE MONTHS ENDED
SEPTEMBER 30, 2006 AND 2005

	2006	2005
CASH FLOWS PROVIDED (USED) OPERATING ACTIVITIES
Net (loss)	$ (181,702)	$ (102,600)
Adjustments to reconcile net (loss) to net cash provided by operating activities:
Depreciation	18,235	10,934
Changes in operating assets and liabilities:
Accounts receivable	(19,102)	581
Other receivables	4,134	(565)
Inventories	(23,073)	16,821
Accounts payable	117,969	133,173
Accrued expenses	25,885	(16,784)
Notes payable	(3,466)	(38,436)
Other current liabilities	-0-	5,290
Deposits	25,000	-0-

NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES	(36,120)	8,414

CASH FLOWS (USED) BY INVESTING ACTIVITIES:
Purchases of equipment	(1,812)	-0-

CASH FLOWS (USED) BY FINANCING ACTIVITIES:
Proceeds from capital lease	-0-	5,692
Principal payments on capital lease	(1,072)	(596)
Principal payments on stockholder loan	(45,000)	(30,000)
Proceeds from issuance of common stock	84,114	-0-

NET CASH (USED) PROVIDED BY FINANCIAL ACTIVITIES	39,042	(24,904)

NET INCREASE (DECREASE) IN CASH	1,110	(16,490)

CASH AT THE BEGINNING OF YEAR	10,537	16,773

CASH AT SEPTEMBER 30	$ 11,647	$ 283

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS
F-19

SAFE RX PHARMACIES, INC.
UNAUDITED STATEMENT OF CASH FLOWS
FOR THE NINE MONTHS ENDED
SEPTEMBER 30, 2006 AND 2005

	2006	2005

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
CASH PAID FOR:
Interest	$ 57,401	$ 29,939

NON-CASH FINANCING ACTIVITIES
4,978,486 shares of Class A preferred stock in exchange for 1,549 shares of Safescript of Ohio, Inc., common stock per merger and exchange agreement	$ 4,978	$ -0-

56,250 shares of common stock issued in settlement of $45,000 loans from stockholders	56	-0-

Total Non-Cash Financing Activities	$ 5,034	$ -0-

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS
F-20

SAFE RX PHARMACIES, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 1 - NATURE OF OPERATIONS

Safe Rx Pharmacies, Inc. was formed resultant to a July 6, 2006, merger between Safescript of Ohio, Inc and Signature Healthcare, Inc., a Nevada corporation (the Surviving Corporation). The Surviving Corporation shall continue to be governed by the laws of the State of Nevada.

The principal office of the Surviving Corporation will be located at the following address:

Safe Rx Pharmacies, Inc. 335 Fourth Avenue Huntington, West Virginia 25701

Safe Rx Pharmacies, Inc. (the Company) operates a retail pharmacy in Huntington, West Virginia.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

For purposes of the balance sheet and statement of cash flows, the Company considers all highly liquid investments which are readily convertible into known amounts of cash and have maturity of three months or less when acquired to be cash equivalents.

Accounts Receivable - Trade

The Company utilizes the direct charge off method. Accounts receivable have been adjusted for all known uncollectible accounts. The results of the direct charge off method is not materially different from the allowance method.

Inventory
Inventory is stated at the lower of cost (first in, first out) or market, and represents pharmaceuticals.

Equipment and Leasehold Improvements

Equipment is stated at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets, which range from three to seven years. Leasehold improvements are depreciated over the lesser of the term of the lease or the estimated useful life of the improvements. Normal repairs and maintenance are expensed as incurred whereas significant improvements which materially increase values or extend useful lives are capitalized and depreciated over the remaining useful lives of the related assets.

Advertising Costs
Advertising costs are generally charged to operations in the period incurred. Advertising expenses for the nine months ended September 30, 2006 and 2005 were $230 and $1,106, respectively.

Net Revenue
Net revenue includes amounts billed to third-party payors and has been adjusted for accounts receivable deemed to be uncollectible.

Revenue under third-party payor agreement is subject to audit and retroactive adjustment. Provisions for estimated third-party payor settlements are provided in the period that related goods are provided. Differences between the estimated amounts accrued and interim and final settlements are reported in operations in the year of settlement.

F-21

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Management Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates.

NOTE 3 - OTHER RECEIVABLES

Following is a summary of other receivables at September 30:

	2006	2005
Notes receivable stockholder	$ 39,248	$ 33,000
Other receivables	15,391	1,119

Total notes and other receivables	$ 54,639	$ 34,119
NOTE 4 - LONG TERM DEBT

Following is a summary of long-term debt at September 30:	2006	2005

A financing agreement between the Company and Lilienthal Investment Foundation, Inc., dated September 11, 2004 and due July, 2006 with interest at an annual rate of 18% from June 11, 2005 until payment; secured by receivables. The Company is currently negotiating with Lilienthal Investment Foundation, Inc. and expects to renew the financing agreement.

	$ 60,000	$ 60,000

A financing agreement between the Company and a stockholder, dated April 1, 2004, and due on January 1, 2006, with interest at an annual rate of 18% to be paid monthly; secured by receivables. The financing agreement provides for automatic renewal for three month periods at maturity unless investor provides notice of termination 60 days prior to renewal. The agreement is next due on January 1, 2007.	10,000	10,000

A financing agreement between the Company and a stockholder, dated June 6, 2004, and due June 6, 2006, with interest at an annual rate of 18% to be paid monthly; secured by receivables. This agreement was converted to 31,250 shares of common stock on July 13, 2006.	-0-	25,000

An accounts receivable financing agreement between the Company and a stockholder, dated March 29, 2004, and due March 29, 2006, with interest at an annual rate of 18% to be paid monthly; secured by receivables. This agreement was converted to 25,000 shares of common stock on July 13, 2006.	-0-	20,000

A financing agreement between the Company and a stockholder, dated July 1, 2004, and due January 1, 2006, with interest at an annual rate of 18% to be paid monthly; secured by receivables. The financing agreement provides for automatic renewal for three month periods at maturity unless investor provides notice of termination 60 days prior to renewal. The agreement is next due on October 1, 2006.	20,000	5,000

F-22

NOTE 4 - LONG TERM DEBT (CONTINUED)

A note payable to a supplier, dated September 17, 2004, payable in monthly installments of $126 including interest at an annual rate of 19.5%; secured by business assets.	$ 2,001	$ 3,348
A note payable to a supplier, dated October 20, 2004, payable in monthly installments of $67 including principal and interest at an annual rate of 19.49%; secured by business assets.	$ 1,090	$ 1,320

	$ 93,091	$124,668

Less: Current maturities included in current liabilities	$ 93,091	$124,668

Long-term portion	$ -0-	$ -0-

July 7, 2006, the Company authorized the conversion of $75,000 of stockholder notes to equity for 93,750 shares of Safe Rx Pharmacies, Inc. common stock. To date, $45,000 of stockholder notes have bee exchanged for 56,250 shares of common stock

NOTE 5 - LEASES

Operating Lease
The Company leases retail and parking space under operating leases expiring in 2007. Rental expense as of September 30, 2006 and 2005 was $14,850 and $14,850, respectively. Future minimum rental payments under non-cancelable operating leases having remaining terms in excess of one year as of September 30, 2006 are as follows:

Year	Amount
2007	$ 19,800
2008	4,950
Total	$ 24,750

Capital Lease

The Company is the lessee of telephone equipment under a capital lease expiring in 2009. The assets and liabilities under capital leases are recorded at the present value of the future minimum lease payments. The assets are amortized over the lesser of their related lease terms or their estimated productive lives. Amortization of assets under capital leases is included in depreciation expense.

Following is a summary of property held under capital lease at September 30:

	2006	2005
Telephone system	$ 10,463	$ 10,463
Less: Accumulated depreciation	$ (3,488)	$ (1,862)
Total	$ 6,975	$ 8,601

Future minimum lease payments under capital leases as of June 30, 2006, for each of the next five years and in the aggregate are:

Year	Amount
2007	3,873
2008	3,873
2009	3,873
2010	368

F-23

NOTE 5 - LEASES (CONTINUED)

Capital Lease (Continued)

Total Future Minimum Lease Payments	11,987
Less: Amount Representing Interest	3,446
Present Value of Future Net Minimum
Lease Payments	$ 8,541

Interest rates on capital lease of 18% are imputed based on the Company's incremental borrowing rate at the inception of the lease.

NOTE 6 - INCOME TAXES

The Company has available at September 30, 2006, approximately $531,991 of unused operating loss carryforwards and $100 of contribution carryovers that may be applied against future taxable income and that expire as follows:

Year of Expiration	Unused Operating Loss Carryforwards	Contribution Carryforward

2010	$ -0-	$ 100
2023	214,322	-0-
2024	249,134	-0-
2025	69,535	-0-
Total	531,991	$ 100

NOTE 7 - CONTINGENCY

In 2005 the Company paid $30,000 to an individual on a 2004 loan agreement. The Company maintains that the payment was payment of the loan principal, but the individual maintains that the payment was interest only and that the Company still owes the $30,000 principal amount. The Company has responded that the claimed amount of interest is usurious and has offered to settle the claim for a lesser amount.

In the accompanying September 30, 2006 financial statements, the $30,000 loan payable and any accrued interest thereon are not included.

NOTE 8 - SUBSEQUENT EVENTS

On October 5, 2006, the Board of Directors of Safe Rx Pharmacies, Inc. authorized the sales and/or issuance of its restricted common stock in private placement to accredited investors as follows:

Common stock sales

Signature Financial Services, Inc.	6,250 shares	$ 5,000
Howard Carlin	25,000 shares	$ 20,000

Common stock issued for services rendered to company

Howard Carlin	5,000 shares
William R. Miertschin	3,125 shares

Common stock issued to officers and directors for service in third quarter 2006

Kent Freeman	30,000 shares
William R. Miertschin	16,500 shares
Robert Payne	3,000 shares

F-24

NOTE 9 - MANAGEMENT'S PLAN TO IMPROVE OPERATIONS

The accompanying financial statements have been prepared in conformity with the basis of accounting which contemplates continuation of the Company as a going concern. However, the Company has suffered substantial losses in the six months and past year and has a net capital deficiency.

In view of these matters, substantial doubt exists about the Company's ability to continue as a going concern for a reasonable period of time. In response, management has formulated the following plan to provide the opportunity for the Company to continue as a going concern.

MANAGEMENT RESPONSE

Safe Rx Pharmacies Inc. was subject to the new Medicare Part D government program which took effect January 1, 2006. As a result, Part D reduced the overall cash portion of our sales and the gross margin. The impact of Medicare Part D has decreased our average script price by 13%. Safe Rx Pharmacies is working to offset the lower script gross margins under Part D by continuing to increase its overall script volume and increase sales. For the nine months ending September 30, 2006, we increased the number of prescriptions sold 24% over the first nine months period in 2005 even though our revenue only increased 7.6%.

Safe Rx Pharmacies is reducing its non-operating expenses. Included in our interest expenses, there is $46,851.69 in finance charges for the nine months ending September 30, 2006. This was created by our primary pharmaceutical supplier charging us 1.5% per month on outstanding balances beginning at the end of April, 2006. During September 2006, we negotiated terms for our outstanding balances with our supplier. Under the terms of this agreement, we will pay a set amount per month with a much lower interest rate. The transaction has yet to be completed.

At the beginning of July 2006, we converted two notes totaling $45,000 with an interest rate of 18% into shares of the Company's common stock, further lowering our interest expense.

Currently, one store is absorbing all of our fixed overhead and patient call center costs. Once the capital has been raised, it is our objective to open a second retail pharmacy in northeastern Kentucky. Our financial returns should improve as fixed overhead will be divided between two operating stores. Kentucky's business taxation is substantially lower than Cabell County, West Virginia, where our Huntington unit is located. A pharmacy in Kentucky will not be subject to inventory and revenue taxation as that state's tax is based on income.

F-25

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the governing Nevada statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation. Our articles of incorporation do not contain any limiting language regarding director immunity from liability. Excepted from this immunity are:

1.	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

2.	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3.	a transaction from which the director derived an improper personal profit; and

4.	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1.	such indemnification is expressly required to be made by law;

2.	the proceeding was authorized by our Board of Directors;

3.	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or;

4.	such indemnification is required to be made pursuant to the bylaws.

We have not entered into individual contracts with our directors or officers to modify the extent of such indemnification.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer, of the company, or is or was serving at the request of the Company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, hat the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

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Item 25. Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities registered by this prospectus, all of which will be paid by the Company:

Item	Amount [1]
SEC registration fee	$ 529.45
Printing and duplicating expense
Legal fees and expenses
Accounting fees and expenses
Miscellaneous expenses
Total:

1 All items other than SEC registration fee are estimates.

Item 26. Recent Sales of Unregistered Securities

All of the equity security issuances listed below were issued in reliance on the exemption from registration requirements contained in Section 4(2) of the Securities Act of 1933.

By Safe Rx Pharmacies, Inc.

In July 2006, Safe Rx issued 25,000 shares of common stock and warrants to purchase 62,500 shares of stock to an individual creditor in exchange for the cancellation of $20,000 principal amount of promissory notes in a privately negotiated transaction. In July 2006, the same shareholder purchased an additional 25,000 shares of our common stock and warrants to purchase 62,500 shares of stock for $20,000 cash in a privately negotiated transaction. Also in July 2006, another shareholder of Safe Rx, who had owned shares of Safescript Ohio prior to the merger, purchased 31,250 shares of common stock and warrants to purchase 78,125 shares of stock for $25,000.

In connection with the merger agreement with Safescript Ohio, the Safe Rx agreed to issue 289,260 shares of Series A convertible preferred stock, Class A warrants to purchase 83,932 shares of common stock at $1.00 per share, and Class C warrants to purchase 164,100 shares of common stock at $3.00 per share to a consultant for services in introducing Signature Healthcare to Safescript Ohio.

In June 2006, Safe Rx issued 4,978,486 shares of Series A convertible preferred stock and warrants to purchase 6,750,000 shares of common stock to the 22 stockholders of Safescript Ohio in the merger of Safescript Ohio with and into Signature, which was renamed Safe Rx, in exchange for all of the outstanding equity securities of Safescript Ohio.

In August 2006, Safe Rx issued 6,250 shares of common stock to one shareholder for $5,000, or $0.80 per share.

By Signature Healthcare, Inc.

In July 2006, shortly prior to the merger of Signature and Safescript Ohio, Signature raised $50,000 from the sale of 62,500 shares of its common stock (after giving effect to the one-for-twenty reverse stock split) to one investor in a negotiated private placement. In connection with his work on the merger and private placement, Signature issued to its president, William Miertschin 31,250 post-reverse split shares as a consulting fee.

On June 7, 2006, shortly prior to the merger, Signature issued 226,500 shares of its common stock to 10 individuals (including 71,250 shares to its officers and directors) in payment for past consulting services, expenses advancements, and cancellation of indebtedness.

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By Safescript of Ohio, Inc.

On June 2006, shortly prior to the merger, Safescript Ohio issued 90 shares of its common stock to a consultant as compensation for services to Safescript Ohio in connection with the merger. Those shares converted to 289,260 post merger shares of Safe Rx series A preferred stock in the merger. The consultant also received Class A warrants to purchase 83,932 of Safe Rx common stock and Class C warrants 164,100 Safe Rx common stock as consideration for his services in connection with the merger.

Item 27. Exhibits

See the Exhibit Index, which is incorporated herein by reference.

Item 28. Undertakings

The undersigned registrant undertakes:

(a) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(1) include any prospectus required by section 10(a)(3) of the Securities Act.

                   (2)       reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission as required by to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(3) To include any additional or changed material information on the plan of distribution.

       (b)       That, for determining liability under the Securities Act of 1933, the Registrant will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(c) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the Huntington, West Virginia, on December 13, 2006.

SAFE RX PHARMACIES, INC.
/s/ W. Kent Freeman
By:	W. Kent Freeman, Chief Executive Officer and Chief Accounting Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

/s/ W. Kent Freeman	Date: December 13, 2006
W. Kent Freeman, President and Chairman of the Board of Directors

/s/ William R. Miertschin	Date: December 14, 2006
William R. Miertschin, Vice President, Secretary and Director

/s/ Robert Payne	Date: December 13, 2006
Robert Payne, Director

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EXHIBIT INDEX

No.		Description

2.1		Amended and Restated Plan and Agreement of Merger between Signature Healthcare, Inc., and Safescript of Ohio, Inc.
3.1		Amended and Restated Articles of Incorporation of Safe Rx Pharmacies, Inc.
3.2		Bylaws
4.1		Warrant Agreement
4.2		Form of Warrant Certificate
4.3		Form of Common Stock Certificate
5.1	*	Opinion of Strasburger & Price, LLP
10.1		Consulting Agreement with William R. Miertschin
10.2		Amended and Restated Consulting Agreement between Safescript of Ohio, Inc., and Slager Energy Holdings, Inc.
10.3		Agreement between Safescript of Ohio, Inc., and AmerisourceBergen Corp.
23.1		Consent of Sullivan Webb, PLLC
23.2		Consent of Strasburger & Price, LLP, incorporated into Exhibit 5.1

* To be filed by amendment

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